Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

VOUGHT AIRCRAFT INDUSTRIES, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Vought Aircraft Industries, Inc.

We have audited the accompanying consolidated balance sheets of Vought Aircraft Industries, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 12 to the financial statements, the requirement, under the terms of the Company’s senior credit facility, that the Company either prepay or refinance its senior notes prior to the last business day of 2010 or repay the aggregate amount of loans outstanding under the senior credit facility at that time raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 12. The December 31, 2009 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Dallas, Texas
March 25, 2010

Vought Aircraft Industries, Inc.

Consolidated Balance Sheets

(dollars in millions, except par value per share)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$116.0	$86.7
Restricted cash	43.8	—
Trade and other receivables	127.9	138.5
Inventories	511.3	311.8
Assets related to discontinued operations	—	460.7
Other current assets	8.5	9.2
Total current assets	807.5	1,006.9
Property, plant and equipment, net	275.9	279.2
Goodwill	404.8	404.8
Identifiable intangible assets, net	20.4	27.2
Other non-current assets	1.3	9.5
Total assets	$1,509.9	$1,727.6
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$140.9	$148.5
Accrued and other liabilities	68.3	57.5
Accrued payroll and employee benefits	46.9	48.1
Accrued post-retirement benefits—current	37.4	42.0
Accrued pension—current	3.5	0.3
Current portion of long-term bank debt	319.8	5.9
Liabilities related to discontinued operations	—	156.7
Accrued contract liabilities	74.2	141.1
Total current liabilities	691.0	600.1
Long-term liabilities:
Accrued post-retirement benefits	364.9	405.3
Accrued pension	612.2	710.7
Long-term bank debt, net of current portion	—	594.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	75.3	81.6
Total liabilities	2,013.4	2,661.7
Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,818,806 and 24,798,382 issued and outstanding at December 31, 2009 and 2008, respectively	0.3	0.3
Additional paid-in capital	422.8	420.5
Shares held in rabbi trust	(1.6)	(1.6)
Accumulated deficit	(173.0)	(501.3)
Accumulated other comprehensive loss	(752.0)	(852.0)
Total stockholders’ equity (deficit)	$(503.5)	$(934.1)
Total liabilities and stockholders’ equity (deficit)	$1,509.9	$1,727.6

See accompanying notes

Vought Aircraft Industries, Inc.

Consolidated Statements of Operations

($ in millions)

	Years Ended December 31,
	2009	2008	2007
Revenue	$1,877.8	$1,775.0	$1,613.1
Costs and expenses
Cost of sales	1,594.8	1,492.9	1,284.8
Selling, general and administrative expenses	122.6	135.3	133.3
Total costs and expenses	1,717.4	1,628.2	1,418.1
Operating income (loss)	160.4	146.8	195.0
Other income (expense)
Interest income	0.7	4.4	3.6
Other income (loss)	1.3	48.7	(0.1)
Equity in loss of joint venture	—	(0.6)	(4.0)
Interest expense	(57.0)	(67.2)	(62.6)
Income (loss) before income taxes	105.4	132.1	131.9
Income tax expense (benefit)	(9.3)	0.2	0.1
Income from continuing operations	114.7	131.9	131.8
Income (loss) from discontinued operations, net of tax	213.6	(38.2)	(85.5)
Net income	$328.3	$93.7	$46.3

See accompanying notes

Vought Aircraft Industries, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

($ in millions)

	Common Stock	Additional Paid-In Capital	Rabbi Trust & CMG Escrow	Stockholders’ Loans	Accumulated Income (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2006	$0.3	$414.8	$(1.6)	$(1.0)	$(641.3)	$(464.5)	$(693.3)
Net income	$—	$—	$—	$—	$46.3	$—	$46.3
Minimum pension liability adjustment	—	—	—	—	—	83.0	83.0
Comprehensive income (loss)	—	—	—	—	46.3	83.0	129.3
Adjustment to accumulated other comprehensive income upon adoption of ASC 715 (Pension)	—	—	—	—	—	(90.8)	(90.8)
Adjustment to accumulated other comprehensive income upon adoption of ASC 715 (OPEB)	—	—	—	—	—	(14.6)	(14.6)
Compensation expense from stock awards	—	2.8	—	—	—	—	2.8
Repayment of stockholder loans		(0.2)		1.0			0.8
Balance at December 31, 2007	$0.3	$417.4	$(1.6)	$—	$(595.0)	$(486.9)	$(665.8)
Net income	$—	$—	$—	$—	$93.7	$—	$93.7
Amortization of prior service cost	—	—	—	—	—	(8.5)	(8.5)
Amortization of actuarial (gain) loss	—	—	—	—	—	35.7	35.7
Increase in unamortized prior service cost	—	—	—	—	—	42.5	42.5
Increase in unrecognized actuarial loss	—	—	—	—	—	(434.8)	(434.8)
Comprehensive income (loss)	—	—	—	—	93.7	(365.1)	(271.4)
Sale of common stock	—	0.1	—	—	—	—	0.1
Compensation expense from stock awards	—	3.0	—	—	—	—	3.0
Balance at December 31, 2008	$0.3	$420.5	$(1.6)	$—	$(501.3)	$(852.0)	$(934.1)
Net income	$—	$—	$—	$—	$328.3	$—	$328.3
Amortization of prior service cost	—	—	—	—	—	(12.0)	(12.0)
Amortization of actuarial (gain) loss	—	—	—	—	—	44.8	44.8
Increase in unamortized prior service cost	—	—	—	—	—	21.9	21.9
Increase in unrecognized actuarial loss	—	—	—	—	—	45.3	45.3
Comprehensive income (loss)	—	—	—	—	328.3	100.0	428.3
Compensation expense from stock awards	—	2.3	—	—	—	—	2.3
Balance at December 31, 2009	$0.3	$422.8	$(1.6)	$—	$(173.0)	$(752.0)	$(503.5)

See accompanying notes

Vought Aircraft Industries, Inc.

Consolidated Statements of Cash Flows

($ in millions)

	December 31,
	2009	2008	2007
Operating activities
Net income (loss)	$328.3	$93.7	$46.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	68.1	66.0	63.7
Stock compensation (income) expense	2.5	1.1	5.2
Equity in losses of joint venture	—	0.6	4.0
(Gain) loss from asset sales	41.2	(49.8)	1.9
Changes in current assets and liabilities:
Trade and other receivables	1.0	(57.2)	0.7
Inventories	(200.4)	(81.6)	(25.0)
Other current assets	(3.2)	(2.8)	(2.2)
Accounts payable, trade	(13.9)	(1.7)	60.3
Accrued payroll and employee benefits	(0.6)	0.5	0.8
Accrued and other liabilities	8.8	(14.1)	(26.9)
Accrued contract liabilities	(79.5)	(29.0)	(103.3)
Other assets and liabilities—long-term	(40.5)	(80.2)	8.7
Net cash provided by (used in) operating activities	111.8	(154.5)	34.2
Investing activities
Capital expenditures	(42.0)	(69.3)	(57.4)
Proceeds from sale of assets	—	55.1	24.3
Proceeds from sale of business	289.2	—	—
Investment in joint venture	—	—	(16.5)
Net cash used in investing activities	247.2	(14.2)	(49.6)
Financing activities
Proceeds from short-term bank debt	135.0	153.0	20.0
Payments on short-term bank debt	(135.0)	(153.0)	(20.0)
Proceeds from long-term bank debt	75.0	184.6	—
Payments on long-term bank debt	(360.9)	(4.9)	(4.0)
Payments on capital leases	—	—	(1.3)
Proceeds from governmental grants	—	—	2.1
Changes in restricted cash	(43.8)	—	—
Proceeds from sale of common stock	—	0.1	—
Proceeds from repayment of stockholder loans	—	—	0.8
Net cash provided by (used in) financing activities	(329.7)	179.8	(2.4)
Net increase (decrease) in cash and cash equivalents	29.3	11.1	(17.8)
Cash and cash equivalents at beginning of period	86.7	75.6	93.4
Cash and cash equivalents at end of period	$116.0	$86.7	$75.6

See accompanying notes

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements

1. BASIS OF PRESENTATION

Organization

Vought is one of the world’s largest independent suppliers of commercial and military aerostructures. The majority of Vought’s products are sold to Boeing, Airbus and Gulfstream, and for military contracts, ultimately to the U.S. Government. The Corporate office is in Irving, Texas and production work is performed at sites in Hawthorne and Brea, California; Everett, Washington; Dallas and Grand Prairie, Texas; Milledgeville, Georgia; Nashville, Tennessee; and Stuart, Florida.

Vought was formed when The Carlyle Group purchased Vought from Northrop Grumman in July 2000. Subsequently, Vought acquired The Aerostructures Corporation in July 2003. In addition, Vought formerly participated in a joint venture called Global Aeronautica, LLC with Alenia North America (“Alenia”), a subsidiary of Finmeccanica SpA. On June 10, 2008, Vought sold its 50% interest in Global Aeronautica to Boeing and as a result, recorded a $47.1 million gain on the sale.

As a result of the sale of the assets and operations of Vought’s 787 business conducted at North Charleston, South Carolina on July 30, 2009 (“sale of the Charleston 787 business”), the balances and activities of the Charleston 787 business have been segregated and reported as discontinued operations for all periods presented except with respect to the Consolidated Statements of Cash Flows. For further details, see Note 3—Discontinued Operations.

Certain prior period amounts presented herein have been reclassified to conform to the current year presentation.

Going Concern

Going concern is defined as an entity’s inability to meet obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt or equity, or operational improvements.

Under the terms of the senior credit facility, Vought is required to prepay or refinance any amounts outstanding of its $270.0 million Senior Notes by the last business day of 2010 or Vought must repay the aggregate amount of loans outstanding at that time under the senior credit facility unless a lender waives such prepayment (so long as a majority of Vought’s lenders (voting on a class basis) agree to such waiver). Because of the requirement to refinance the Senior Notes, the amounts outstanding under Vought’s senior credit facility have been classified as a current liability as of December 31, 2009.

On March 23, 2010, Vought entered into a merger agreement with Triumph Group, Inc. pursuant to which Vought will be acquired by Triumph. It is anticipated that in connection with that transaction all of Vought’s currently outstanding material indebtedness will be repaid in full. The consummation of the acquisition is subject to, among other things, approval of Triumph’s stockholders and other customary closing conditions, which may not be satisfied. In the event that the anticipated acquisition is not completed and such indebtedness remains outstanding, Vought plans to refinance its senior credit facility or the Senior Notes prior to the last business day of 2010. There are no assurances that Vought will be able to refinance on commercially reasonable terms or at all. This creates an uncertainty about Vought’s ability to continue as a going concern. Notwithstanding this, the consolidated financial statements and related notes have been prepared assuming that Vought will continue as a going concern.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and, in particular, estimates of contract costs and revenues used in the earnings recognition process. Vought has recorded all estimated contract losses. To enhance reliability in its estimates, Vought employs an estimating process that is reviewed and updated on a quarterly basis. However, actual results could differ from those estimates.

Revenue and Profit Recognition

The majority of Vought’s sales are made pursuant to written contractual arrangements or “contracts” to design, develop and manufacture aerostructures to the specifications of the customer under firm fixed price contracts. These contracts are within the scope of the Revenue—Construction-Type and Production-Type Contracts topic of the ASC and revenue and costs on contracts are recognized using percentage-of-completion methods of accounting. Accounting for the revenue and profit on a contract requires estimates of (1) the contract value or total contract revenue, (2) the total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract’s scope of work and (3) the measurement of progress towards completion. Depending on the contract, Vought measures progress toward completion using either the cost-to-cost method or the units-of-delivery method.

•                  Under the cost-to-cost method, progress toward completion is measured as the ratio of total costs incurred to Vought’s estimate of total costs at completion. Vought recognizes costs as incurred. Profit is determined based on Vought’s estimated profit margin on the contract multiplied by Vought’s progress toward completion. Revenue represents the sum of Vought’s costs and profit on the contract for the period.

•                  Under the units-of-delivery method, revenue on a contract is recorded as the units are delivered and accepted during the period at an amount equal to the contractual selling price of those units. The costs recorded on a contract under the units-of-delivery method are equal to the total costs at completion divided by the total units to be delivered. As its contracts can span multiple years, Vought often segments the contracts into production lots for the purposes of accumulating and allocating cost. Profit is recognized as the difference between revenue for the units delivered and the estimated costs for the units delivered.

Adjustments to original estimates for a contract’s revenues, estimated costs at completion and estimated total profit are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. These estimates are also sensitive to the assumed rate of production. Generally, the longer it takes to complete the contract quantity, the more relative overhead that contract will absorb. The impact of revisions in cost estimates is recognized on a cumulative catch-up basis in the period in which the revisions are made. Provisions for anticipated losses on contracts are recorded in the period in which they become evident (“forward losses”) and are first offset against costs that are included in inventory, with any remaining amount reflected in accrued contract liabilities in accordance with the Construction and Production-Type Contracts topic. Revisions in contract estimates, if significant, can materially affect Vought’s results of operations and cash flows,

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

as well as its valuation of inventory. Furthermore, certain contracts are combined or segmented for revenue recognition in accordance with the Construction and Production-Type Contracts topic.

Amounts representing contract change orders or claims are only included in revenue when such change orders or claims have been settled with Vought’s customer and to the extent that units have been delivered. Additionally, some contracts may contain provisions for revenue sharing, price re-determination, requests for equitable adjustments, change orders or cost and/or performance incentives. Such amounts or incentives are included in contract value when the amounts can be reliably estimated and their realization is reasonably assured.

Although fixed-price contracts, which extend several years into the future, generally permit Vought to keep unexpected profits if costs are less than projected, Vought also bears the risk that increased or unexpected costs may reduce its profit or cause the Company to sustain losses on the contract. In a fixed-price contract, Vought must fully absorb cost overruns, not withstanding the difficulty of estimating all of the costs its will incur in performing these contracts and in projecting the ultimate level of revenue that may otherwise be achieved. Vought’s failure to anticipate technical problems, estimate delivery reductions, estimate costs accurately or control costs during performance of a fixed price contract may reduce the profitability of a fixed price contract or cause a loss. Vought believes it has recorded adequate provisions in the financial statements for losses on fixed-price contracts, but Vought cannot be certain that the contract loss provisions will be adequate to cover all actual future losses.

As mentioned above, the vast majority of Vought’s revenue is related to the sale of manufactured end item products and spare parts. Any revenue related to the provision of services is accounted for separately and is not material to Vought’s results of operations.

Cash and Cash Equivalents

Vought considers cash on hand, deposits with banks, and other short-term marketable securities with original maturities of three months or less as cash and cash equivalents.

Restricted Cash

Some of Vought’s Letter of Credit agreements contain requirements for cash collateral and as of December 31, 2009, the cash restricted as collateral for outstanding letters of credit was $43.8 million.

Trade and Other Receivables

Trade and other receivables includes amounts billed and currently due from customers, amounts currently due but unbilled, certain estimated contract changes and amounts retained by the customer pending contract completion. Unbilled amounts are usually billed and collected within one year. Vought continuously monitors collections and payments from its customers. Based upon historical experience and any specific customer collection issues that have been identified, Vought records a provision for estimated credit losses, as deemed appropriate.

Inventories

Inventoried costs primarily relate to work in process under fixed-price contracts. They represent accumulated contract costs less the portion of such costs allocated to delivered items. Accumulated

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

contract costs include direct production costs, manufacturing and engineering overhead, production tooling costs, and certain general and administrative expenses. For presentation purposes, all selling, general and administrative costs are shown in a separate line item in the accompanying statements of operations.

Property, Plant and Equipment

Additions to property, plant and equipment are recorded at cost. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Repairs and maintenance, which are not considered betterments and do not extend the useful life of property and equipment, are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income.

Principles of Consolidation

The consolidated financial statements include Vought Aircraft Industries, Inc. and its wholly owned subsidiaries, as well as Vought’s proportionate share of its investment in Global Aeronautica LLC (“Global”). On June 10, 2008, Vought sold its entire equity interest in Global Aeronautica to Boeing and as a result, its consolidated financial statements were no longer impacted by Global Aeronautica. Additionally, all significant inter-company accounts and transactions have been eliminated.

Joint Venture

Vought previously accounted for its investment in Global under the equity method of accounting. On June 10, 2008, Vought sold its entire equity interest in Global Aeronautica to Boeing and as a result, recorded a $47.1 million gain on the sale. As of December 31, 2008 and 2009, Vought did not have an investment balance.

Impairment of Long Lived Assets, Identifiable Intangible Assets and Goodwill

Vought records impairment losses on long-lived assets, including identifiable intangible assets, when events and circumstances indicate that the assets are impaired and the undiscounted projected cash flows associated with those assets are less than the carrying amounts of those assets. In those situations where the undiscounted projected cash flows are less than the carrying amounts of those assets, impairment loss on a long-lived asset is measured based on the excess of the carrying amount of the asset over the asset’s fair value, generally determined based upon discounted projected cash flows. For assets held for sale, impairment losses are recognized based upon the excess of carrying value over the estimated fair value of the assets, less estimated selling costs.

Goodwill is tested for impairment, at least annually, in accordance with the provisions of the Intangibles—Goodwill and Other topic of the ASC. Under this topic, the first step of the goodwill impairment test used to identify potential impairment compares the fair value of a reporting unit with its carrying value. Vought has concluded that the Company is a single reporting unit. Accordingly, all assets and liabilities are used to determine Vought’s carrying value.

For this testing Vought uses an independent valuation firm to assist in the estimation of enterprise fair value using standard valuation techniques such as discounted cash flow, market multiples and

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

comparable transactions. The discounted cash flow fair value estimates are based on management’s projected future cash flows and the estimated weighted average cost of capital. The estimated weighted average cost of capital is based on the risk-free interest rate and other factors such as equity risk premiums and the ratio of total debt and equity capital.

Vought must make assumptions regarding estimated future cash flows and other factors used by the independent valuation firm to determine the fair value. If these estimates or the related assumptions change, Vought may be required to record non-cash impairment charges for goodwill in the future.

Advance Payments and Progress Payments

Advance payments and progress payments received on contracts-in-process are first offset against related contract costs that are included in inventory, with any remaining amount reflected in current liabilities under the Accrued contract liabilities caption. As of December 31, 2009 and 2008, the balance in accrued contract liabilities consisted of the following:

	December 31, 2009	December 31, 2008
	(in millions)
Advances and progress billings	$59.4	$126.8
Forward loss	1.7	6.4
Other	13.1	7.9
Total accrued contract liabilities	$74.2	$141.1

Stock-Based Compensation

Vought accounts for stock-based compensation in accordance with the Compensation—Stock Compensation topic of the ASC. Under the modified prospective-transition method, Vought records compensation cost for all share- based payments granted prior to, but not yet vested as of January 1, 2006, based on the original grant date fair value. Vought records compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of the Compensation—Stock Compensation topic of the ASC.

Options granted prior to 2006 continue to be amortized using a graded method.

Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the input of highly subjective assumptions, including the expected life of the stock-based payment awards and stock price volatility. Vought uses the Black-Scholes option-pricing model to value compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and Vought uses different assumptions, Vought’s stock-based compensation expense could be materially different in the future. See Note 17 to the Consolidated Financial Statements for a further discussion on stock-based compensation.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Debt Origination Costs and Discount on Long-Term Debt

Debt origination costs are amortized using the effective interest rate method. Debt origination costs consisted of the following as of December 31:

	2009	2008
	($ in millions)
Debt origination cost	$27.9	$27.9
Accumulated Amortization	(22.8)	(15.5)
Debt origination cost, net	$5.1	$12.4
Other current assets	4.2	4.5
Other non-current assets	0.9	7.9

During the fiscal year ended December 31, 2009, Vought accelerated the expense of $3.4 million of debt origination costs as a result of the pay down of $355.0 million of term loans outstanding.

During the fiscal year ended December 31, 2008, Vought borrowed an additional $200.0 million of term loans pursuant to its existing senior credit facilities. Vought paid $5.4 million of debt origination costs in association with that borrowing and incurred a $10.0 million original issue discount. The discount is classified as a contra-liability under the Long-term bank debt net of current portion caption on Vought’s consolidated balance sheet and is amortized using the effective interest rate method. As of December 31, 2009 and 2008, the balance of the discount was $2.4 million and $8.2 million, respectively. During the fiscal year ended December 31, 2009, Vought accelerated the expense of $3.7 million of original issue discount as a result of the pay down of $355.0 million of term loans outstanding.

Warranty Reserves

A reserve has been established to provide for the estimated future cost of warranties on Vought’s delivered products. Management periodically reviews the reserves and adjustments are made accordingly. A provision for warranty on products delivered is made on the basis of Vought’s historical experience and identified warranty issues. Warranties cover such factors as non-conformance to specifications and defects in material and workmanship. The majority of Vought’s agreements include a three-year warranty, although certain programs have warranties up to 20 years.

During the fiscal year ended December 31, 2008, Vought increased its provisions for warranty by $9.5 million. $8.2 million of that increase was attributable to a specific warranty issue identified during

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2008. The following is a rollforward of amounts accrued for warranty reserves and amounts are included in accrued and other liabilities and other non-current liabilities:

	2009	2008
	($ in millions)
Beginning Balance	$16.1	$7.2
Warranty costs incurred	(1.5)	(0.6)
Provisions for warranties	(1.2)	9.5
Ending Balance	$13.4	$16.1
Consolidated Balance Sheet classification
Accrued and other liabilities	4.5	0.5
Other non-current liabilities	8.9	15.6

Income Taxes

Income taxes are accounted for using the liability method in accordance with the Income Taxes topic of the ASC. Deferred income taxes are determined based upon the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Due to the uncertain nature of the ultimate realization of the deferred tax assets, Vought has established a valuation allowance against these future benefits and will recognize benefits only as reassessment demonstrates they are more likely than not to be realized.

The Income Taxes topic of the ASC requires use of a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. Vought adjusts the recorded amount of its deferred tax assets and liabilities for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on its tax return. To the extent that Vought’s assessment of such tax position changes, the change in estimate is recorded in the period in which the determination is made.

Recent Accounting Pronouncements

In December 2007, the FASB issued an accounting standard that provides revised guidance on how acquirors recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. This standard also expands required disclosures surrounding the nature and financial effects of business combinations. Vought adopted the guidance of this accounting standard, currently included in the Business Combinations Topic of the Accounting Standards Codification (ASC) on January 1, 2009. Vought considered the provisions of this accounting standard with respect to the sale of the Charleston 787 business (as discussed in Note 3—Discontinued Operations).

FASB issued an accounting standard that requires enhanced disclosures about the plan assets of a company’s defined benefit pension and other postretirement plans. The enhanced disclosures are intended to provide users of financial statements with a greater understanding of: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. Vought adopted the provisions of this accounting standard on January 1, 2009 and provided the required enhanced disclosures for Vought’s pension plan assets in Note 14—Pension and Other Post Retirement Benefits.

In May 2009, the FASB issued an accounting standard that requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For nonrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. Vought adopted this accounting standard for its fiscal period ending June 28, 2009 and it has not had a material effect on Vought’s consolidated financial statements.

In June 2009, the FASB issued an accounting standard that establishes the FASB Accounting Standards Codification (the Codification) as the source of authoritative U.S. generally accepted accounting principles (US GAAP). Vought adopted this accounting standard for its fiscal period ending September 27, 2009.

Following the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (ASUs), which will serve to update the Codification, provide background information about the accounting guidance and provide the basis for conclusions on the changes to the Codification. GAAP is not intended to be changed as a result of the Codification, but it will change the way the accounting guidance is organized and presented. As a result, these changes have a significant impact on how Vought references GAAP in its financial statements and in its accounting policies for financial statements issued for interim and annual periods ending after September 15, 2009.

In this annual report, the Company has begun the process of implementing the statement by removing references to FASB statement numbers in the footnotes that follow and explaining the adherence to authoritative accounting guidance in plain English, where appropriate.

3. DISCONTINUED OPERATIONS

On July 30, 2009, Vought sold the assets and operations of its 787 business conducted at North Charleston, South Carolina to a wholly owned subsidiary of The Boeing Company. Concurrent with the closing of the transaction, Vought entered into an agreement terminating and resolving rights and obligations under the existing 787 supply agreement. Going forward, under a newly negotiated contract, Vought will manufacture certain components for the 787 program as well as provide engineering services to Boeing pursuant to an engineering services agreement. Vought also will provide certain transition services to Boeing pursuant to a transition services agreement. The transition services provided to Boeing are temporary and non-production related and thus not deemed direct cash flows of the Charleston 787 business. The transition services are included as a component of continuing operations and are expected to be completed in the next 9-15 months.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

3. DISCONTINUED OPERATIONS (Continued)

Vought received total cash proceeds of approximately $590 million as consideration for the transaction, of which approximately $9.3 million was used to pay costs associated with the transaction. The cash proceeds were allocated based on the estimated relative fair value of each component of the transaction. As a result of that allocation, Vought has recorded a $38.3 million loss on the sale of the Charleston 787 business and revenue of $291.4 million related to the settlement of contractual matters incurred in the ordinary course of business as income from discontinued operations in the year ended December 31, 2009. The following table represents the assets of the Charleston 787 business as of July 30, 2009 and December 31, 2008. The balances as of December 31, 2008 have been reclassified to the assets related to discontinued operations and liabilities related to discontinued operations captions in Vought’s December 31, 2008 Consolidated Balance Sheet.

	July 30, 2009	December 31, 2008
	($ in millions)
Trade and other receivables	$9.7	$0.1
Inventories	133.5	132.6
Property, plant and equipment, net	197.5	205.1
Goodwill (allocated)	122.9	122.9
	$463.6	$460.7
Accounts payable	22.2	28.5
Accrued and other liabilities	5.8	6.2
Accrued payroll and employee benefits	1.2	0.6
Accrued contract liabilities	47.7	60.3
Other non-current liabilities	59.2	61.1
	$136.1	$156.7

Vought also reclassified the results of operations related to its Charleston 787 Business to the income (loss) from discontinued operations, net of tax caption in its Consolidated Statements of Operations for all periods presented. The following table summarizes the components of income (loss) from discontinued operations, net of tax:

	Years Ended December 31,
	2009	2008	2007
	($ in millions)
Revenue	$316.2	$21.6	$12.4
Operating income	269.0	(38.2)	(85.5)
Loss on sale of 787 business	(38.3)	—	—
Income tax expense	(17.1)	—	—
Income (loss) from discontinued operations, net of tax	$213.6	$(38.2)	$(85.5)

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

4. TRADE AND OTHER RECEIVABLES

Trade and other receivables consisted of the following at December 31:

	2009	2008
	(in millions)
Due from customers, long-term contracts:
Billed	$78.8	$83.3
Unbilled	38.1	53.4
Total due, long-term contracts	116.9	136.7
Trade and other accounts receivable:
Billed	—	1.5
Other Receivables	11.0	0.3
Total trade and other receivables	$127.9	$138.5

Vought has determined that an allowance for doubtful accounts was unwarranted as of December 31, 2009 and 2008 due to its historical collection experience. The amounts of trade and other receivables write-offs have been minimal in the past. This is primarily due to the nature of Vought’s sales to a limited number of customers and to the credit strength of its customer base (Boeing, Airbus, Gulfstream, Lockheed Martin, Sikorsky, USAF etc.).

5. INVENTORIES

As discussed in Note 2 “Inventories,” Vought includes in inventory, all direct production costs, manufacturing and engineering overhead, production tooling costs, and certain general and administrative expenses. At December 31, 2009 and 2008, general and administrative expenses included in inventories were approximately $25.8 million and $17.8 million, respectively.

Inventories consisted of the following at December 31:

	2009	2008
	(in millions)
Production costs of contracts in process	$659.1	$553.2
Finished goods	3.1	2.9
Less: unliquidated progress payments	(150.9)	(244.3)
Total inventories	$511.3	$311.8

The increase in Vought’s inventory balance from December 31, 2008 to December 31, 2009 primarily relates to Vought’s investment to support the ramp-up of 747-8 production.

During the fiscal year ended December 31, 2008, Vought released purchase accounting reserves of $22.6 million for the Boeing 747 program to reflect the scheduled completion of the deliveries for the 747-400 model. They were released from inventory and accrued contract liabilities to income through the Cost of Sales caption in Vought’s Consolidated Statement of Operations, increasing Vought’s reported income for the period. Additionally, Vought accelerated the useful life of an intangible asset associated with the 747 program for the same reason. Refer to Note 7—Goodwill and Intangible Assets for disclosure of the impact of the change in useful life.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

5. INVENTORIES (Continued)

During the fiscal year ended December 31, 2008, Vought corrected for approximately $5.0 million of costs which had been inappropriately included in its December 31, 2007 inventory balance related to commercial programs. This resulted in an additional $5.0 million recorded to cost of sales during the fiscal year ended December 31, 2008.

According to the provisions of U.S. Government contracts, the customer has title to, or a security interest in, substantially all inventories related to such contracts. The total net inventory on government contracts was $65.2 million and $62.4 million at December 31, 2009 and 2008, respectively.

6. PROPERTY, PLANT AND EQUIPMENT

Major categories of property, plant and equipment, including their depreciable lives, consisted of the following at December 31:

	2009	2008	Lives
	($ in millions)
Land and land improvements	$10.0	$10.0	0 to 12 years
Buildings	60.8	73.7	12 to 39 years
Machinery and other equipment	521.8	488.7	4 to 18 years
Capitalized software	48.0	48.2	3 years
Leasehold improvements	50.5	38.7	7 years or life of lease
Assets under construction	40.0	57.2	N/A
Less: accumulated depreciation and amortization	(455.2)	(437.3)
Net property, plant and equipment	$275.9	$279.2

During the fiscal year ended December 31, 2009, Vought capitalized approximately $5.6 million of interest costs related to its assets-under- construction balance that were expensed in fiscal periods prior to 2009 in error. Vought also recorded a corresponding $1.9 million adjustment to increase depreciation expense, which was recorded to cost of sales during the fiscal year ended December 31, 2009. The total impact on net income from these adjustments was approximately $3.7 million. The capitalization also increased Vought’s fixed assets, net balance by $3.7 million. Additionally, during the year ended December 31, 2009, Vought has capitalized interest costs of $1.5 million related to its current assets-under-construction balance.

During the fiscal year ended December 31, 2008, Vought determined that certain contractual obligations related to the portion of the Hawthorne facility, which it has vacated, were completed and Vought recognized $44.0 million of the deferred income balance. Vought also wrote off the related fixed assets for this facility of $42.4 million resulting in a $1.6 million gain that is recorded in its Consolidated Statement of Operations.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

7. GOODWILL AND INTANGIBLE ASSETS

Goodwill is tested for impairment, at least annually, in accordance with the provisions of the Intangibles—Goodwill and Other topic of the ASC. Under this topic, the first step of the goodwill impairment test used to identify potential impairment compares the fair value of a reporting unit with its carrying value. Vought has concluded that the Company is a single reporting unit. Accordingly, all assets and liabilities are used to determine Vought’s carrying value.

For this testing Vought uses an independent valuation firm to assist in the estimation of enterprise fair value using standard valuation techniques such as discounted cash flow, market multiples and comparable transactions. The discounted cash flow fair value estimates are based on management’s projected future cash flows and the estimated weighted average cost of capital. The estimated weighted average cost of capital is based on a risk-free interest rate and other factors such as equity risk premiums and Vought’s ratio of total debt and equity capital.

Vought must make assumptions regarding estimated future cash flows and other factors used by the independent valuation firm to determine the fair value. If these estimates or the related assumptions change, Vought may be required to record non-cash impairment charges for goodwill in the future.

A low and high valuation range was calculated using each of the three aforementioned methodologies. In addition, the overall average value was calculated for the low and high ranges from all three valuation methods. This mean of the average low and high ranges of the fair value was used as the enterprise fair value for Vought’s testing and was compared to the carrying value of the Company represented by the net book value pursuant to the requirements of the Goodwill and Other topic of the ASC. The three methodologies were all evenly weighted in this calculation since the Company relied on them all equally. The enterprise fair value was greater than the carrying value of the Company and no impairment of goodwill or intangible assets was recognized in 2009, 2008 or 2007. Vought notes that the results of any of the three of the valuation methodologies considered separately would have resulted in the same conclusion, that no impairment was necessary.

Additionally, in connection with the sale of the Charleston 787 business on July 30, 2009 (discussed in Note 3—Discontinued Operations), a portion of Vought’s goodwill balance was allocated to that business based on the relative fair value of its assets compared to the total value of the consolidated company. Subsequently, Vought performed an interim impairment test of Vought’s remaining Goodwill balance and determined the balance was not impaired. The following table represents a summary of the change in the Goodwill balance as a result of the aforementioned allocation:

(in millions)
Goodwill prior to allocation	$527.7
Allocation to 787 business	122.9
Goodwill after allocation	$404.8

Identifiable intangible assets primarily consist of profitable programs and contracts acquired and are amortized over periods ranging from 7 to 15 years, computed primarily on a straight-line method. The value assigned to programs and contracts was based on a fair value method using projected discounted future cash flows. On a regular basis, Vought reviews the programs for which intangible assets exist to determine if any events or circumstances have occurred that might indicate impairment

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

7. GOODWILL AND INTANGIBLE ASSETS (Continued)

has occurred. This review consists of analyzing the profitability and expected future performance of these programs and looking for significant changes that might be indicative of impairment.

If this process were to indicate potential impairment, then undiscounted projected cash flows would be compared to the carrying value of the asset(s) in question to determine if impairment had in fact occurred. If this proved to be the case, the assets would be written down to equal the value of the discounted future cash flows.

The following table provides a rollforward of Vought’s goodwill and intangible assets from December 31, 2008 to December 31, 2009:

	2008	Additions	2009
	(in millions)
Contracts and programs	$137.3	$—	$137.3
Accumulated amortization	(110.1)	(6.8)	(116.9)
Total identifiable intangible assets	$27.2	$(6.8)	$20.4
Goodwill	$404.8	$—	$404.8

During the fiscal year ended December 31, 2008, Vought made a change to the estimated useful life of an intangible asset associated with its 747 program to reflect a change in the estimated period during which the remaining deliveries of the 747-400 model would be made. This change in estimate resulted in an additional $1.2 million recorded to selling, general and administrative expenses. Including this change, scheduled remaining amortization of identifiable intangible assets is as follows:

($ in millions)
2010	$4.8
2011	2.1
2012	2.1
2013	2.1
2014	2.1
Thereafter	7.2
$20.4

8. INVESTMENT IN JOINT VENTURE

In April 2005, Vought Aircraft Industries entered into a joint venture agreement with Alenia North America (“Alenia”), a subsidiary of Finmeccanica SpA to form a Limited Liability Company called Global Aeronautica, LLC. Vought and Alenia had a 50% stake in the joint venture. Global Aeronautica, LLC integrates major components of the fuselage and performs related testing activities for the Boeing 787 Program.

On June 10, 2008, Vought sold its entire equity interest in Global Aeronautica to Boeing for $55 million in cash and as a result, recorded a $47.1 million gain on the sale during the fiscal year ended December 31, 2008. This gain is reflected in other income (loss) in Vought’s Consolidated Statement of Operations. Vought’s results of operations after 2008 are not impacted by this joint venture.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

8. INVESTMENT IN JOINT VENTURE (Continued)

The following table includes the activity in Vought’s investment in joint venture account balance for the periods ended December 31:

	2008	2007
	($ in millions)
Beginning balance	$8.4	$(4.1)
Equity contributions	—	16.5
Distributions	—	—
Earnings (losses)	(0.6)	(4.0)
Disposal upon sale	(7.8)	—
Ending balance	$—	$8.4

The following table includes summary financial information for the investment in joint venture as of the period ended December 31:

	2008	2007
	($ in millions)
Current assets	$—	$68.8
Current liabilities	—	(15.6)
Working capital	$—	$53.2
Noncurrent assets	$—	$106.0
Noncurrent liabilities	—	142.3
Revenues(1)	$5.1	$10.6
Gross profit(1)	1.3	6.5
Income (loss) from continuing operations(1)	$(1.1)	$(7.9)

(1)                    The 2008 amounts reflected represent Vought’s portion of the revenue, gross profit and net loss from Global Aeronautica prior to the sale of Vought’s equity interest on June 10, 2008.

Vought had a $1.5 million and $1.3 million receivable balance from Global Aeronautica as of December 31, 2008 and 2007, respectively. As of December 31, 2009, Vought did not have a receivable balance from Global Aeronautica.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

9. ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities consisted of the following at December 31:

	2009	2008
	($ in millions)
Workers compensation	$8.6	$10.5
Group medical insurance	7.6	9.0
Property taxes	3.8	4.7
Accrued rent in-kind	7.3	6.8
Interest	10.0	10.0
Other	31.0	16.5
Total accrued and other liabilities	$68.3	$57.5

10. OPERATING AND CAPITAL LEASES

Vought leases various plants and facilities, office space, and vehicles, under non-cancelable operating and capital leases with an initial term in excess of one year. The largest operating lease is for the Dallas, Texas facility. The Navy owns the 4.9 million square foot facility. In July 2000, Vought signed a five-year assignment and transfer of rights and duties lease which has since been extended twice with one year amendments with the Navy which allows Vought to retain the use of the facility with payment terms of $8.0 million per year in the form of rent-in-kind capital maintenance. On October 24, 2007, Vought signed a new three-year lease with the Navy which allows Vought to retain the use of the facility with payment terms of $8.0 million per year in the form of Long-Term Capital Maintenance Projects valued at $6.0 million per year and cash rent in the amount of $2.0 million annually.

As of December 31, 2009, the future minimum payments required under all operating leases are summarized as follows:

Operating Leases
($ in millions)
2010	$21.7
2011	13.7
2012	9.3
2013	4.9
2014	4.0
Thereafter	3.5
Total	57.1
Less: sublease income	0.3
Total	$56.8

Rental expense was approximately $28.3 million net of sublease income of $0.2 million in 2009, $26.8 million net of sublease income of $0.2 million in 2008 and $25.9 million, net of sublease income of $0.2 million in 2007.

As of December 31, 2009, Vought does not have any significant capital lease obligations.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

10. OPERATING AND CAPITAL LEASES (Continued)

During 2007, Vought entered into a sale and leaseback transaction for equipment at Vought’s Nashville facility. The sales price for the transaction was $15.9 million. Vought has no future financial commitments or obligations other than the future lease payments under the lease agreement. The lease expires on May 31, 2012. As of December 31, 2009, the minimum payments for the next five years for this lease are as follows:

Sale and Leaseback Payments
($ in millions)
2010	$3.4
2011	3.4
2012	1.4
Total	$8.2

11. OTHER NON-CURRENT LIABILITIES

Other non-current liabilities consisted of the following at December 31:

	2009	2008
	(in millions)
Deferred income from the sale of Hawthorne facility(a)	$12.6	$11.6
State of Texas grant monies(b)	34.1	35.0
Deferred worker’s compensation	16.5	14.9
Accrued warranties	8.9	15.6
Other	3.2	4.5
Total other non-current liabilities	$75.3	$81.6

(a)                    In July 2005, Vought sold its Hawthorne facility and concurrently signed an agreement to lease back a certain portion of the facility from July 2005 to December 2010, with two additional five-year renewal options. Due to certain contractual obligations, which required Vought’s continuing involvement in the facility, this transaction was initially recorded as a financing transaction and not as a sale. The cash received in July 2005 of $52.6 million was recorded as a deferred liability on Vought’s balance sheet in other non-current liabilities. During the fiscal year ended December 31, 2008, Vought increased the deferred liability balance for a $3.0 million refund from escrow. Additionally, Vought determined that certain contractual obligations related to the portion of the facility, which it has vacated, were completed and Vought recognized $44.0 million of the deferred income balance. Vought also wrote off the related fixed assets for this facility resulting in a $1.6 million gain that is recorded in its Consolidated Statement of Operations. The $12.6 million liability balance relating to the portion of the Hawthorne facility that Vought continues to lease will remain on its balance sheet until the related contractual obligations are fulfilled or the obligations expire.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

11. OTHER NON-CURRENT LIABILITIES (Continued)

(b)                   Vought reclassified $0.9 million related to the Texas grant to the Accrued and Other Liabilities caption in its Consolidated Balance Sheet due to a repayment of grant funds in 2010 based on the agreement.

12. DEBT

Borrowings under long-term arrangements consisted of the following at December 31:

	2009	2008
	(in millions)
Term loans	$236.6	$409.0
Incremental facility(a)	83.2	190.9
Senior notes	270.0	270.0
Total bank and bond debt	$589.8	$869.9

(a)                    This balance is presented net of $2.4 million and $8.2 million of unamortized original issue discount as of December 31, 2009 and 2008, respectively.

On July 2, 2003, Vought issued $270.0 million of 8% Senior Notes due 2011 (“Senior Notes”) with interest payable on January 15 and July 15 of each year, beginning January 15, 2004. Vought may redeem the notes in full or in part by paying premiums specified in the indenture governing its outstanding Senior Notes. The notes are senior unsecured obligations guaranteed by all of Vought’s existing and future domestic subsidiaries. The fair value of Vought’s Senior Notes was approximately $269.7 million and $183.6 million as of December 31, 2009 and 2008, respectively, based on quoted market prices.

Vought entered into a $650.0 million senior credit facility (“Credit Facility”) pursuant to a credit agreement dated December 22, 2004 (“Credit Agreement”). Upon issuance, the Credit Facility was comprised of a $150.0 million six year revolving loan (“Revolver”), a $75.0 million synthetic letter of credit facility and a $425.0 million seven year term loan B. Initially, the seven year term loan B amortized at $1.0 million per quarter with a final payment at the maturity date of December 22, 2011. The Credit Facility is guaranteed by each of Vought’s domestic subsidiaries and secured by a first priority security interest in most of Vought’s assets. Vought is obligated to pay an annual commitment fee on the unused Revolver of 0.5% or less dependent upon the leverage ratio. The interest rate on the Term Loan at December 31, 2009 was 7.5%, while the interest rate paid on the Letter of Credit is fixed at 2.6%. As of December 31, 2009 and 2008, Vought believes the carrying value of the outstanding debt under the senior credit facility approximates the fair value of the outstanding debt.

On May 6, 2008, Vought borrowed an additional $200.0 million of term loans pursuant to Vought’s existing senior credit facilities (the “Incremental Facility”). Vought received net proceeds of approximately $184.6 million from the Incremental Facility net of a $10.0 million original issue discount and $5.4 million of debt origination costs, to be used for general corporate purposes. The interest rates per annum applicable to the Incremental Facility were, at Vought’s option, the ABR or Eurodollar Base Rate plus, in each case, an applicable margin equal to 3.00% for ABR loans and 4.00% for Eurodollar Base Rate loans, subject to a Eurodollar Base Rate floor of 3.50%. During the fiscal year ended December 31, 2009, Vought paid down $355.0 million of outstanding term loans including a

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

12. DEBT (Continued)

portion of the Incremental Facility. Additionally, Vought expensed $2.0 million of debt issuance costs and $3.7 million of original issue discount related to the pay down of the Incremental Facility. Vought’s effective interest rates on the Incremental Facility for the years ended December 31, 2009 and 2008 were 15.2% and 10.3%, respectively. However, excluding the impact of $5.7 million of debt issuance costs and original issue discount, the effective interest rates were 10.9% and 10.3% for the years ended December 31, 2009 and 2008, respectively.

Except for amortization and interest rate, the terms of the Incremental Facility, upon issuance, including mandatory prepayments, representations and warranties, covenants and events of default, were the same as those applicable to the existing term loans under Vought’s senior credit facilities and all references to Vought’s senior credit facilities included the Incremental Facility. The term loans under the Incremental Facility were initially repayable in equal quarterly installments of $470,000, with the balance due on December 22, 2011.

On January 31, 2009, under the terms of Vought’s credit agreement, Vought exercised its option to convert $25.0 million of the synthetic letter of credit facility to a term loan. The $25.0 million term loan is subject to the same terms and conditions as the outstanding term loans made as of December 2004. As a result, Vought’s limit under the synthetic letter of credit facility was reduced to $50.0 million.

On July 30, 2009 Vought entered into an Amendment to its Credit Agreement (“Amendment”) which modified the Credit Agreement to allow the sale of the Charleston 787 business (discussed in Note 3—Discontinued Operations) and provided for use of cash proceeds from the transaction to (i) pay down $355.0 million of term loans outstanding and (ii) repay outstanding amounts on Vought’s revolver of $135.0 million and to permanently reduce revolving commitments under the Credit Agreement to $100.0 million. The Amendment converted the synthetic letter of credit facility under the Credit Agreement into additional term loan of $50.0 million, a portion of which is used as cash collateral for letters of credit previously issued under the synthetic letter of credit facility. This term loan is repayable on December 22, 2010. As of December 31, 2009, the cash restricted as collateral for outstanding letters of credit was $43.8 million. The Amendment increased the interest rate on all loans to London Interbank Offering Rate (LIBOR) plus a margin of 4.00%, with a minimum LIBOR floor of 3.50%.

Under the terms of the senior credit facility, Vought is required to prepay or refinance any amounts outstanding of its $270.0 million Senior Notes by the last business day of 2010 or Vought must repay the aggregate amount of loans outstanding at that time under the senior credit facility unless a lender waives such prepayment (so long as a majority of its lenders (voting on a class basis) agree to such waiver). Because of the requirement to refinance the Senior Notes, the amounts outstanding under Vought’s senior credit facility have been classified as a current liability as of December 31, 2009.

On March 23, 2010, Vought entered into a merger agreement with Triumph Group, Inc. pursuant to which Vought will be acquired by Triumph. It is anticipated that in connection with that transaction all of Vought’s currently outstanding material indebtedness will be repaid in full. The consummation of the acquisition is subject to, among other things, approval of Triumph’s stockholders and other customary closing conditions, which may not be satisfied. In the event that the anticipated acquisition is not completed and such indebtedness remains outstanding, Vought plans to refinance its senior credit facility or the Senior Notes prior to the last business day of 2010. There are no assurances that Vought will be able to refinance on commercially reasonable terms or at all. This creates an uncertainty about Vought’s ability to continue as a going concern. Notwithstanding this, the consolidated financial

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

12. DEBT (Continued)

statements and related notes have been prepared assuming that Vought will continue as a going concern.

Vought collateralized all of its credit facility obligations by granting to the collateral agent, for the benefit of collateralized parties, a first priority lien on certain of its assets, including a pledge of all of the capital stock of each of its domestic subsidiaries and 65% of all of the capital stock of each of Vought’s foreign subsidiaries, if created in future years. In August 2009, Barclay’s Bank PLC replaced Lehman Commercial Paper, Inc. as the administrative and collateral agent under Vought’s existing senior credit facilities.

The Credit Facility requires Vought to maintain and report quarterly debt covenant ratios defined in the senior credit agreement, including financial covenants relating to interest coverage ratio, leverage ratio and maximum consolidated capital expenditures. As of December 31, 2009, Vought was in compliance with the covenants in the indenture governing Vought’s notes and senior credit facilities.

The components of Interest expense were as follows for the fiscal years ended December 31:

	2009	2008	2007
	(in millions)
Interest incurred	$51.0	$61.4	$59.5
Capitalized interest(a)	(7.1)	—	—
Debt origination costs and debt discount	13.1	5.8	3.1
Interest expense	$57.0	$67.2	$62.6

(a)          During the fiscal year ended December 31, 2009, Vought capitalized approximately $5.6 million of interest costs related to its assets-under-construction balance that were expensed in fiscal periods prior to 2009 in error. Vought also recorded a corresponding $1.9 million adjustment to increase depreciation expense, which was recorded to cost of sales during the fiscal year ended December 31, 2009. The total impact on net income from these adjustments was approximately $3.7 million. The capitalization also increased Vought’s fixed assets, net balance by $3.7 million. Additionally, during the year ended December 31, 2009, Vought capitalized interest costs of $1.5 million related to its current assets-under-construction balance.

Scheduled maturities of debt are as follows at December 31, 2009:

Year ended December 31:	(in millions)
2010	322.2
2011	270.0
Total	$592.2

Vought believes that cash flow from operations, cash and cash equivalents on hand and funds that will be raised as part of a refinancing or restructuring of Vought’s senior credit facility and Senior Notes will provide adequate funding for its ongoing working capital expenditures, pension contributions and capital investments required to meet Vought’s current contractual and legal commitments for at

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

12. DEBT (Continued)

least the next twelve months. However, there is no assurance that Vought can refinance the Senior Notes or the senior credit facility prior to the last business day of 2010.

13. FAIR VALUE MEASUREMENTS

The Fair Value Measurements and Disclosures topic of the ASC, defines fair value, provides guidance for measuring fair value and requires certain disclosures. In accordance with this guidance, Vought utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•                  Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•                  Level 2: Inputs, other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•                  Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

As of December 31, 2009 and 2008, Vought had $115.0 million and $86.4 million, respectively, of short term investments, primarily money market funds, reflected in its cash and cash equivalents balance on its Consolidated Balance Sheet. The fair value determination of this asset involves Level 2 inputs.

Vought’s deferred compensation liability to former executives is based on the most recently obtained fair value of Vought’s common stock. As of December 31, 2007, the fair value determination of the $3.8 million deferred compensation liability involved Level 3 inputs. During 2008, Vought recorded a $1.9 million reduction in the deferred compensation liability balance due to unrealized losses related to the fair value of Vought’s common stock. As a result, the deferred compensation liability was $1.9 million as of December 31, 2008. During 2009, Vought recorded a $0.2 million increase in the deferred compensation liability balance due to unrealized gains related to the fair value of Vought’s common stock. As a result, the deferred compensation liability was $2.1 million as of December 31, 2009.

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

Vought sponsors several defined benefit pension plans covering some of Vought’s employees. Certain employee groups are ineligible to participate in the plans or have ceased to accrue additional benefits under the plans based upon their company service or years of service accrued under the plans. Benefits under the defined benefit plans are based on years of service and, for most non-represented employees, on average compensation for certain years. It is Vought’s policy to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. Government regulations, by making payments into a trust separate from Vought.

Vought also sponsors defined contribution savings plans for several employee groups. Vought makes contributions for participants in these plans based on a matching of employee contributions up to 4% of eligible compensation, for the majority of its employees. Vought also makes additional

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

contributions of at least 3% of eligible compensation for certain employee groups who are not eligible to participate in or accrue additional service under the defined benefit pension plans.

In addition to Vought’s defined benefit pension plans and defined contribution savings plan, Vought provides certain healthcare and life insurance benefits for eligible retired employees. Such benefits are unfunded as of December 31, 2009. Employees achieve eligibility to participate in these contributory plans upon retirement from active service if they meet specified age and years of service requirements. Election to participate for some employees must be made at the date of retirement. Qualifying dependents at the date of retirement are also eligible for medical coverage. Current plan documents reserve Vought’s right to amend or terminate the plans at any time, subject to applicable collective bargaining requirements for represented employees. From time to time, Vought has made changes to the benefits provided to various groups of plan participants. Premiums charged to most retirees for medical coverage prior to age 65 are based on years of service and are adjusted annually for changes in the cost of the plans as determined by an independent actuary. In addition to this medical inflation cost-sharing feature, the plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, schedules of reasonable fees, preferred provider networks, coordination of benefits with other plans and a Medicare carve-out.

In accordance with the Compensation—Retirement Benefits topic of the ASC Vought recognized the funded status of its benefit obligation in its statement of financial position as of December 31, 2008. This funded status was remeasured for some plans as of January 31, 2009 and September 27, 2009 due to plan amendments and for all plans as of December 31, 2009, Vought’s annual remeasurement date. The funded status is measured as the difference between the fair value of the plan’s assets and the PBO or accumulated postretirement benefit obligation of the plan. In order to recognize the funded status, Vought determined the fair value of the plan assets. The majority of Vought’s plan assets are publicly traded investments which were valued based on the market price as of the date of remeasurement. Investments that are not publicly traded were valued based on the estimated fair value of those investments as of December 31, 2009 based on Vought’s evaluation of data from fund managers and comparable market data.

The unrecognized amounts recorded in accumulated other comprehensive loss will be subsequently recognized as net periodic benefit plan cost consistent with Vought’s historical accounting policy for amortizing those amounts. Included in accumulated other comprehensive loss at December 31, 2009 are the following amounts that have not yet been recognized in net periodic benefit plan cost: unrecognized prior service costs of $(37.6) million and unrecognized actuarial losses of $789.6 million. Prior service costs and actuarial losses expected to be recognized in net periodic benefit plan cost during 2010 are $(15.7) million and $55.5 million, respectively.

Benefit Plan Obligations and Assets

The following table sets forth the benefit plan obligations, assets, funded status and amounts recorded in the consolidated balance sheet for Vought’s defined benefit pension and retiree healthcare and life insurance plans. Pension plan assets consist primarily of equity securities, fixed income securities, private equity funds, infrastructure funds and real estate funds. Pension benefit data includes the qualified plans as well as an unfunded nonqualified plan that provides benefits to officers and employees either beyond those provided by, or payable under, Vought’s main plans. All of the defined

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

benefit pension plans had obligations that exceeded the fair value of their assets. Vought uses December 31 as its measurement date.

	Pension Benefits		Other Post-retirement Benefits
	Years Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	($ in millions)
Change in projected benefit obligation:
Beginning balance	$1,848.5	$1,813.9	$447.3	$529.2
Service cost	18.1	18.1	3.3	4.7
Interest cost	115.1	111.8	24.1	27.8
Contributions by plan participants	—	—	5.0	5.8
Actuarial (gains) and losses	85.8	24.5	(7.1)	(32.1)
Benefits paid	(123.3)	(120.3)	(43.5)	(44.8)
Plan amendments	8.4	0.8	(30.4)	(43.3)
Curtailments /Settlements	5.2	(0.4)	3.4	—
Special termination benefits	0.5	0.1	0.2	—
Projected Benefit obligation at end of period	$1,958.3	$1,848.5	$402.3	$447.3
Accumulated Benefit Obligation at end of Year	$1,891.0	$1,792.2	$402.3	$447.3
Assumptions used to determine Benefit Obligation:
Discount rate	6.07%	6.27%	5.60%	6.26%
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Change in fair value of plan assets:
Beginning balance	$1,137.5	$1,452.0	$—	$—
Actual return on assets	249.6	(318.7)	—	—
Contributions by plan participants	—	—	5.0	5.8
Contributions by employer	78.8	124.9	38.5	39.0
Benefits paid	(123.3)	(120.3)	(43.5)	(44.8)
Settlements	—	(0.4)	—	—
Other	—	—	—	—
Ending balance	$1,342.6	$1,137.5	$—	$—
Reconciliation of amounts recognized to the consolidated balance sheet:
Accrued benefit liability—current	(3.5)	(0.3)	(37.4)	(42.0)
Accrued benefit liability—long-term	(612.2)	(710.7)	(364.9)	(405.3)
Funded status (deficit)	$(615.7)	$(711.0)	$(402.3)	$(447.3)
Unrecognized actuarial loss	740.4	821.4	49.2	58.3
Unamortized prior service cost	68.6	74.4	(106.2)	(102.1)
Accumulated other comprehensive loss	$809.0	$895.8	$(57.0)	$(43.8)

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

Net Periodic Benefit Plan Costs

The components of net periodic benefit costs, including special charges for Vought’s post-retirement benefit plans, are shown in the following table:

	Pension Benefits			Other Post-retirement Benefits
	December 31,			December 31,
	2009	2008	2007	2009	2008	2007
	(in millions)
Components of net periodic benefit cost (income):
Service cost	$18.1	$18.1	$19.7	$3.3	$4.7	$5.4
Interest cost	115.1	111.8	105.0	24.1	27.8	31.8
Expected return on plan assets	(125.6)	(124.0)	(117.5)	—	—	—
Amortization of net (gain) loss	42.8	32.4	35.6	2.0	3.3	4.8
Amortization of prior service cost	12.4	11.9	6.0	(26.1)	(20.4)	(10.8)
Prior service cost recognized—curtailment	1.9	—	2.1	(0.2)	—	—
Special termination benefits	0.5	0.1	—	0.2	—	—
Plan settlement or curtailment (gain)/loss	5.2	0.2	6.5	3.4	—	—
Net periodic benefit cost	$70.4	$50.5	$57.4	6.7	$15.4	$31.2
Defined contribution plans cost	$20.0	$19.2	$7.1	$—	$—	$—
Assumptions Used to Determine Net Periodic Benefit Costs:
Weighted Average Discount Rate for Year	6.34%	6.27%	6.07%	6.49%	6.14%	5.91%
Expected long-term rate of return on assets	8.50%	8.50%	8.50%	N/A	N/A	N/A
Rate of compensation increases	4.00%	4.00%	4.00%	N/A	N/A	N/A

Vought periodically experiences events or makes changes to its benefit plans that result in special charges. Some require remeasurements. The following summarizes the key events whose effects on Vought’s net periodic benefit cost and obligations are included in the tables above:

•                  Pension settlement charges of $6.5 million were recognized in 2007 relating to lump sum payments made under provisions of Vought’s non-qualified (“excess”) pension plan.

•                  On September 30, 2007 Vought’s largest union-represented group of production and maintenance employees ratified the terms of a new three-year collective bargaining agreement. The new agreement provided for certain benefit changes, including a freeze in pension benefit accruals for employees who, as of December 31, 2007, had less than 16 years of bargaining unit seniority. Employees subject to the pension freeze, and any bargaining unit employees hired on or after October 1, 2007, receive a new defined contribution benefit. As a result of these changes, a curtailment charge of $2.1 million was recognized as part of 2007 net periodic pension benefit cost. The agreement also provides for certain modifications to the retiree medical benefits for bargaining unit retirees and eliminates retiree medical coverage for any bargaining unit employees hired after October 1, 2007.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

•                  Also in September 2007, Vought advised affected employees that the previously announced pension freeze affecting employees covered under the Company’s non-represented defined benefit pension plan would not apply to non-represented employees who, as of December 31, 2007, had at least 16 years vesting service under the terms of those plans.

•                  The collective changes announced in September 2007 resulted in an estimated $39.0 million increase in the Projected Benefit Obligation and Accumulated Post-retirement Benefit Obligation of the affected plans and an estimated $6.0 million increase in annual pension expense.

•                  During February and April of 2008, two of Vought’s union represented groups ratified new collective bargaining agreements. Those agreements each provided for certain benefit changes, including a freeze in pension benefit accruals, effective December 31, 2008, for bargaining unit employees who, as of December 31, 2007, had less than 16 years of bargaining unit seniority. Employees subject to the pension freeze, and any bargaining unit employees hired on or after March 1, 2008 for the first group and April 1, 2008 for the second group, receive a defined contribution benefit. The agreements provided for a one-time retirement incentive program offered to eligible employees during 2008. The agreements also provided for certain modifications to the retiree medical benefits for bargaining unit retirees and eliminated retiree medical coverage for any bargaining unit employees hired on or after January 1, 2008.

•                  Also, during 2008, Vought announced amendments to medical plans for two groups of non-represented retirees. Effective January 1, 2008, medical coverage for participants in those two groups was eliminated at age 65 and replaced with a fixed monthly stipend.

•                  The aforementioned 2008 changes led to remeasurement of affected plans’ assets and obligations as of March 31, 2008, which resulted in a $14.9 million increase in unfunded liability for pension plans and a $44.1 million decrease in liability for the OPEB plans remeasured.

•                  In late 2008, Vought announced amendments to the medical plans for certain non-represented retirees at its Nashville facility, effective January 1, 2009, which made changes to the plan design and the contribution methodology that resulted in a reduction to Vought’s accumulated post-retirement benefit obligation of $1.2 million.

•                  During January of 2009, the IAM-represented employees at Vought’s Nashville facility ratified a new collective bargaining agreement. That agreement provides for certain benefit changes, including a freeze in pension benefit accruals, effective June 30, 2009, for bargaining unit employees who, as of that date, had less than 16 years of bargaining unit seniority. Employees subject to the pension freeze, and any bargaining unit employees hired on or after September 29, 2008, receive a defined contribution benefit. The agreement provides for a one-time company paid retirement incentive program offered to eligible employees during 2009 and certain modifications to retiree medical benefits for bargaining unit retirees. These changes led to a remeasurement of the affected plans’ assets and obligations as of January 31, 2009, which increased Vought’s unfunded liability for the pension plan by $1.5 million, decreased Vought’s liability for the OPEB plan by $32.7 million and led to the immediate recognition of $9.6 million of net non-recurring charges due to a curtailment.

•                  In September 2009, Vought announced amendments to medical plans for groups of non-represented, current retirees. Effective January 1, 2010, medical coverage for participants in

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

two groups is eliminated at age 65 and replaced with a fixed monthly stipend. Those changes resulted in a reduction to Vought’s accumulated post-retirement benefit obligation for the OPEB plan of $8.9 million.

•                  In December 2009, Vought announced the termination of its excess pension plan and a one time lump sum payment of accrued benefits to plan participants in December 2010. This change led to the immediate recognition of $0.7 million of non-recurring charges due to a curtailment.

Estimated Future Benefit Payments

The total estimated future benefit payments for the pension plans are expected to be paid from the plan assets and company funds. The other post-retirement plan benefit payments reflect Vought’s portion of the funding. Estimated future benefit payments from plan assets and company funds for the next ten years are as follows:

	Pension Benefits	Other Post- retirement Benefits*
	($ in millions)
2010	$128.3	$38.4
2011	129.3	38.9
2012	131.2	38.5
2013	132.9	37.9
2014	134.3	37.5
2015 - 2019	698.2	173.6

*                 Net of expected Medicare Part D subsidies of $2.4 - $2.5 million per year. $3.1 million was received in 2009.

Pension Plan Assets

Pension plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long-term. The investment goals are to exceed the assumed actuarial rate of return over the long-term within reasonable and prudent levels of risk and to preserve the real purchasing power of assets to meet future obligations.

Liability studies are conducted on a regular basis to provide guidance in setting investment goals with an objective to balance risk. In order to balance expected risk and return, allocation targets are established and monitored against acceptable ranges. All investment policies and procedures are designed to ensure that the plans’ investments are in compliance with the Employee Retirement Income Security Act. Guidelines are established defining permitted investments within each asset class. Investment guidelines are specified for each investment manager to ensure that the investments made are within parameters for that asset class. Certain investments are not permitted at any time including investment in employer securities and uncovered short sales.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

The actual allocations for the pension assets as of December 31, 2009 and 2008, and target allocations by asset category, are as follows:

	Percentage of Plan Assets at December 31,		Target
Pension Assets	2009	2008	Allocation
Public equity	56.6%	54.2%	53% - 61%
Alternate investment funds	6.8%	7.4%	2% - 12%
Fixed income	33.1%	32.2%	28% - 34%
Real estate funds	3.5%	6.2%	3% - 7%
Total	100.0%	100.0%

The pension assets are measured at fair value as of December 31, 2009. Fair value is typically determined using quoted market prices or other relevant information from observable market transactions involving comparable assets. When market prices are not readily available, the fair value is estimated based on an evaluation of data provided by fund managers related to the underlying value of fund assets along with a review of other market based comparable data.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

The following table presents Vought’s categories of pension plan assets as of December 31, 2009 and the related levels of inputs in the fair value hierarchy, as defined in Note 13—Fair Value Measurements, used to determine the fair value:

	December 31, 2009
	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Cash and cash equivalents	$0.3	$49.9	$—	$50.2
Equity securities International	53.3	222.4	—	275.7
US large cap	3.9	156.5	—	160.4
US small cap	—	88.4	—	88.4
Mutual fund	—	167.1	—	167.1
Fixed income
Corporate bonds	—	9.2	—	9.2
Corporate bonds (S&P rating of A or higher)	—	82.6	—	82.6
Corporate bonds (S&P rating of lower than A)	—	195.9	—	195.9
Government securities	—	161.5	—	161.5
Mortgage backed securities	—	2.2	—	2.2
Other fixed income	—	7.9	—	7.9
Other investments Futures	—	5.2	—	5.2
Private equity and infrastructure	—	—	94.1	94.1
Real estate	—	—	49.1	49.1
Swaps	—	97.1	—	97.1
Total investments in securities—assets	$57.5	$1,245.9	$143.2	$1,446.6
Liabilities
Cash and cash equivalents	(1.6)	(1.5)	—	(3.1)
Other investments Swaps	—	(56.8)	—	(56.8)
Total investments in securities—liabilities	$(1.6)	$(58.3)	$—	$(59.9)
Net investments in securities	$55.9	$1,187.6	$143.2	$1,386.7
Receivables				21.2
Payables				(65.3)
Total plan assets				$1,342.6

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

Cash equivalents and other short-term investments, which are used to pay benefits, are primarily held in registered money market funds which are valued using a market approach based on the quoted market prices of identical instruments. Other cash equivalent and short-term investments are valued daily by the fund using a market approach with inputs that include quoted market prices for similar instruments.

Equity securities are primarily valued using a market approach based on the quoted market prices of identical or comparable instruments.

Fixed income securities are primarily valued using a market approach with inputs that include broker quotes, benchmark yields, base spreads and reported trades.

Other investments include the net unrealized gain/loss for Vought’s futures, the fair value of the swaps as well as private equity and real estate. Futures are financial contracts obligating Vought to purchase assets at a predetermined date and time. Swaps are an exchange of one security for another to change the maturity or the quality of the investments. Private equity and real estate values are estimated based on an evaluation of data provided by fund managers including valuations of the underlying investments derived using inputs such as cost, operating results, discounted future cash flows and market based comparable data.

The following table represents a rollforward of the December 31, 2008 balances and December 31, 2009 balances of Vought’s pension plan assets that are valued using Level 3 inputs:

	12/31/08 Balance	Net Purchases (Sales)	Net Realized Appreciation (Depreciation)	Net Unrealized Appreciation (Depreciation)	12/31/09 Balance
	($ in millions)
Private equity funds	$82.3	$8.0	$—	$3.8	$94.1
Real estate	69.8	(0.7)	0.3	(20.3)	49.1
Total	$152.1	$7.3	$0.3	$(16.5)	$143.2

Assumptions and Sensitivities

The discount rate is determined annually as of each measurement date, based on a review of yield rates associated with long-term, high quality corporate bonds. The calculation separately discounts benefit payments using the spot rates from a long-term, high quality corporate bond yield curve. In 2007, 2008 and 2009, there were interim remeasurements for certain plans. The full year weighted average discount rates for pension and post retirement benefit plans in 2009 are 6.34% and 6.49%, respectively.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

The effect of a 25 basis point change in discount rates as of December 31, 2009 is shown below:

	Pension Benefit	Other Post-retirement Benefits
	($ in millions)
Increase of 25 basis points
Obligation—December 31, 2009	$(52.2)	$(7.4)
Net periodic expense—2010	$(4.6)	$(0.1)
Decrease of 25 basis points
Obligation—December 31, 2009	$53.7	$7.6
Net periodic expense—2010	$4.4	$0.1

The long-term rate of return assumption represents the expected average rate of earnings on the funds invested to provide for the benefits included in the benefit obligations. The long-term rate of return assumption is determined based on a number of factors, including historical market index returns, the anticipated long-term asset allocation of the plans, historical plan return data, plan expenses and the potential to outperform market index returns. The expected long-term rate of return on assets was 8.5%.

A significant factor used in estimating future per capita cost of covered healthcare benefits for Vought’s retirees and Vought is the healthcare cost trend rate assumption. The rate used at December 31, 2009 was 8.0% and is assumed to decrease gradually to 4.5% by 2015 and remain at that level thereafter. The effect of a one-percentage point change in the healthcare cost trend rate in each year is shown below:

	Other Post-retirement Benefits
	One Percentage Point Increase	One Percentage Point Decrease
	($ in millions)
Net periodic expense (service and interest cost)	$0.8	$(0.7)
Obligation	$11.6	$(10.5)

Pension Plan Funding

Vought estimates that its total pension plan contributions in 2010 will be approximately $102.7 million. This amount reflects the effects of relevant pension legislation. No plan assets are expected to be returned to Vought in 2010.

15. INCOME TAXES

In accordance with industry practice, Vought classified state and local income and franchise tax provisions as general and administrative expenses in 2008 and 2007. The total amount of taxes included in general and administrative expense was approximately $(196,000) and $947,000 for the years ended December 31, 2008 and 2007, respectively. State and local income tax included in these totals was approximately $(310,000) and $350,000, respectively. Beginning in 2009, state income taxes are being provided as part of Vought’s tax provision. Non-income taxes of $331,000 were included in general and administrative expense for 2009.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

During the fourth quarter, the President signed into law the Workers, Homeownership and Business Assistance Act of 2009. The Law provides for a suspension of certain limitations on Alternative Minimum Tax net operating losses. Prior to the Law being enacted, Vought had estimated a $9.1 million federal AMT liability incurred in connection with the sale of 787, and had allocated that expense to discontinued operations. The Law has enabled the Company to fully utilize net operating losses and therefore Vought will not owe AMT for the year. The Income Taxes topic of the ASC requires that tax law changes be allocated to continuing operations, therefore Vought recorded a $9.1 million benefit to offset the related expense in discontinued operations. State income tax of $8.0 million is also being allocated to discontinued operations as part of the tax provision for 2009. State income tax expense of $0.2 million is reflected in the 2009 tax provision for continuing operations.

Vought was also able to carryback its 2008 AMT net operating loss to recover $0.4 million of previously paid AMT taxes. Vought has recorded this as a tax benefit in the tax provision.

The provisions for federal and state income taxes beginning in 2009 differs from the U.S. statutory rate as follows:

	Years Ended December 31,
	2009	2008	2007
Tax at statutory rate	35.0%	35.0%	35.0%
Medicare Part D Subsidy	(0.4)%	(1.0)%	(3.5)%
Amount of Refund and Other	0.0%	0.6%	1.0%
State taxes	0.2%	0.0%	0.0%
Tax effect of law change	(8.6)%	0.0%	0.0%
Change in valuation allowance	(35.0)%	(34.6)%	(32.5)%
Total	(8.8)%	0.0%	0.0%

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

The deferred income taxes consisted of the following at December 31:

	2009	2008
	($ in millions)
ASSETS:
Accrued contract liabilities	$5.5	$5.7
Accrued vacation	5.4	5.0
Pension liability	263.3	287.1
Other post retirement benefits	155.2	162.6
Federal and State net operating loss carryforwards and credits	65.5	205.0
Other non-deductible expenses	24.6	24.1
Goodwill and intangibles	20.1	9.0
Other	0.9	—
Deferred tax assets	$540.5	$698.5
LIABILITIES:
Inventory	(47.8)	(37.2)
Property, plant and equipment	(36.1)	(43.8)
Other	—	(2.2)
Deferred tax liabilities	$(83.9)	$(83.2)
Net deferred tax assets	456.6	615.3
Valuation allowance	(456.6)	(615.3)
Net deferred tax asset (liability)	$—	$—

At December 31, 2009, Vought had the following net operating loss carryforwards for federal income tax purposes:

Year of Expiration	Balance at December 31, 2009
(in millions)
2025	$11.2
2026	33.3
2028	125.9
Total	$170.4

Vought has a tax credit carryforward related to alternative minimum taxes of $0.1 million. This credit is available to offset future regular taxable income and carries forward indefinitely.

Due to the uncertain nature of the ultimate realization of the deferred tax assets, Vought has established a valuation allowance against these future benefits and will recognize benefits only as reassessment demonstrates they are more likely than not to be realized. The valuation allowance has been recorded in income and equity (for items of comprehensive loss) as appropriate.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

Tax Positions

In accordance with the Income Taxes topic of the ASC Vought recorded an unrecognized tax benefit of $3.6 million which caused a reduction of the net operating losses deferred tax asset and a corresponding reduction in the valuation allowance. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2009	2008
	($ in millions)
Beginning balance	$8.2	$5.5
Additions based on tax positions related to the current year	0.1	3.4
Additions for tax positions of prior years	0.1	0.2
Reductions for tax positions of prior years	(6.6)	(0.9)
Ending balance	$1.8	$8.2

Included in the balance at December 31, 2009 are $1.8 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The resolution of the unrecognized tax position would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. Vought recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in indirect expenses. Vought has no material amounts of interest and penalties related to unrecognized tax benefits accrued.

Vought files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. As of December 31, 2009, Vought was subject to examination by the Internal Revenue Service in the U.S. federal tax jurisdiction for the 2000-2009 tax years. Vought is also subject to examination in various state jurisdictions for the 2000-2009 tax years, none of which were individually material. State tax liabilities will be adjusted to account for changes in federal taxable income, as well as any adjustments in subsequent years, as those years are ultimately resolved with the IRS.

16. STOCKHOLDERS’ EQUITY

As of December 31, 2009, Vought maintained a stock option plan and an incentive award plan under which it has issued equity-based awards to its employees and its directors.

2001 Stock Option Plans

During 2001, Vought adopted the Amended and Restated 2001 Stock Option Plan of Vought Aircraft Industries, Inc., under which 1,500,000 shares of common stock were reserved for issuance for the purpose of providing incentives to employees and directors (the “2001 Stock Option Plan”). Options granted under the plan generally vest within 10 years, but were subject to accelerated vesting based on the ability to meet company performance targets. The incentive options granted to Vought’s employees are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code. At December 31, 2009, options granted and outstanding from the 2001 Stock Option

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

16. STOCKHOLDERS’ EQUITY (Continued)

Plan to employees and directors amounted to 520,200 shares of which 456,360 are vested and exercisable.

A summary of stock option activity from the 2001 and 2003 Stock Option Plans for the years ended December 31, 2009, 2008 and 2007 follows:

	Year Ended December 31,
	2009		2008		2007
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	547,100	$15.35	661,479	$14.57	850,587	$13.59
Granted	—	$—	—	$—	—	$—
Exercised	—	$—	—	$—	—	$—
Forfeited	(26,900)	$11.16	(114,379)	$10.92	(189,108)	$10.14
Outstanding at end of year	520,200	$15.56	547,100	$15.35	661,479	$14.57
Vested or expected to vest(1)	520,200
Exercisable at end of year	456,360	$14.91	479,410	$14.72	589,729	$13.98
Fair value of options granted		$—		$—		$—
Weighted average remaining contractual life		2.7

No stock options were exercised during 2007, 2008 or 2009.

Shares Held in Rabbi Trust

A rabbi trust was established in 2000 for key executives. Vought’s stock held in the trust is recorded at historical cost, and the corresponding deferred compensation liability is recorded at the current fair value of Vought’s common stock. Common stock held in the rabbi trust is classified in equity as “shares held in rabbi trust.” There were no changes to the share amounts in 2009, 2008 or 2007.

2006 Incentive Plan

During 2006, Vought adopted the Vought Aircraft Industries, Inc. 2006 Incentive Award Plan (the “2006 Incentive Plan”), under which 2,000,000 shares of common stock are reserved for issuance for the purposes of providing awards to employees and directors. Since inception, these awards have been issued in the form of stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and restricted shares.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

16. STOCKHOLDERS’ EQUITY (Continued)

SARs

A summary of SARs activity for the years ended December 31, 2009, 2008 and 2007 is as follows:

	Year Ended December 31,
	2009		2008		2007
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	908,450	$10.00	972,750	$10.00	797,270	$10.00
Granted	125,000	$10.00	—	$—	259,380	$10.00
Exercised	(15,563)	$10.00	(21,775)	$10.00	—	$—
Forfeited	(41,047)	$10.00	(42,525)	$10.00	(83,900)	$10.00
Outstanding at end of year	976,840	$10.00	908,450	$10.00	972,750	$10.00
Vested or expected to vest(1)	863,685
Exercisable at end of year	801,479	$10.00	630,395	$10.00	435,461	$10.00
Fair value of SARs granted		$721,250		$—		$1,227,599
Weighted average remaining contractual life		7.3

(1)                                  Represents SARs reduced by expected forfeitures

During the year ended December 31, 2009, the exercise of SARs resulted in the issuance of 1,614 shares of common stock. The total intrinsic value of the SARs exercised was less than $0.1 million.

RSUs

RSUs are awards of stock units that can be converted into common stock. In general, the awards are eligible to vest over a four-year period if certain performance goals are met. No RSUs will vest if the performance goals are not met. Certain awards, granted to the CEO and CFO, vest on the first occurrence of a change in control or a date specified by the agreement.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

16. STOCKHOLDERS’ EQUITY (Continued)

A summary of the total RSU activity for years ended December 31, 2009, 2008 and 2007 are as follows:

	Year Ended December 31,
	2009		2008		2007
	Shares	Grant Date Fair Value	Shares	Grant Date Fair Value	Shares	Grant Date Fair Value
Outstanding at beginning of year	622,925	$10.65	574,421	$9.12	395,140	$8.79
Granted	11,000	$9.41	81,340	$23.12	210,306	$9.68
Converted	—	$—	—	$—	—	$—
Forfeited	(16,820)	$15.35	(32,836)	$14.68	(31,025)	$8.79
Outstanding at end of year	617,105	$10.50	622,925	$10.65	574,421	$9.12
Vested or expected to vest(1)	555,870
Convertible at end of year	260,976	$11.73	180,758	$10.61	109,727	$8.96
Weighted average remaining contractual life		7.2

(1)                                  Represents RSUs reduced by expected forfeitures

Restricted Shares

During 2009, 2008 and 2007, Vought granted 18,810, 9,432 and 21,854 restricted shares, respectively, to outside directors as compensation for their services. These restricted shares vested during the applicable grant year. The restricted shares were valued at the most recently obtained fair value of Vought’s common stock prior to the date of issuance.

Employee Stock Purchase Plan

Vought adopted an Employee Stock Purchase Plan in 2000, which provides certain employees and independent directors the opportunity to purchase shares of its stock at its estimated fair value. Certain employee stock purchases were eligible for financing by the Company through stockholder notes. Those notes provided for loan amounts, including interest at 6.09%, to become due after 7 years, or upon specified events occurring. All stockholder notes issued under the plan were extinguished prior to December 31, 2007. No shares were issued under the employee stock purchase plan during 2007 and 2009. However, during 2008, 4,190 shares were sold pursuant to the plan to two outside directors for cash at a price of $23.85 per share.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

17. STOCK COMPENSATION EXPENSE

As described in Note 16—Stockholders’ Equity, Vought maintains a stock option plan and an incentive award plan under which it has issued equity-based awards to its employees and its directors. In accordance with the Compensation—Stock Compensation topic of the ASC, Vought recognized total compensation expense for all awards as follows for the years ended December 31:

	Year Ended December 31,
	2009	2008	2007
	($ in millions)
Stock Options	$0.0	$0.0	$0.0
Rabbi Trust	0.2	(1.9)	2.5
Stock Appreciation Rights (SARs)	0.4	0.7	1.5
Restricted Stock Units (RSUs)	1.2	2.1	1.6
Restricted Shares	0.2	0.2	0.2
Stock Compensation Expense, gross	$2.0	$1.1	$5.8
Change in Forfeiture Estimate	0.3	—	(0.6)
Adjustment to Actual Forfeiture Rate(a)	0.2	—	—
Stock Compensation Expense, net	$2.5	$1.1	$5.2

(a)                                  In accordance with the Compensation—Stock Compensation topic of the ASC, Vought changed the estimated forfeiture rate for the grants that became fully vested during 2009 to the actual forfeiture rate. This resulted in $0.2 million of additional stock compensation expense.

The terms and assumptions used in calculating stock compensation expense for each category of equity-based award are included below.

Stock Options

Stock options have been granted for a fixed number of shares to employees and directors with an exercise price equal to no less than the fair value of the shares at the date of grant. No stock options have been granted since 2005. Under the “modified prospective” method of the Compensation—Stock Compensation topic of the ASC, Vought was required to value its stock options under the fair value method and expense these amounts over the stock options’ remaining vesting period. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. No additional stock options have been granted since Vought’s application of the modified prospective method.

Shares Held in Rabbi Trust

During the 2009, 2008 and 2007, Vought recorded stock compensation expense, included in general and administrative expense, to reflect the impact of a change in the fair value of its common stock. This change is also reflected in Vought’s accrued payroll and employee benefits line item on Vought’s balance sheet.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

17. STOCK COMPENSATION EXPENSE (Continued)

Stock Appreciation Rights (SARs)

SARs have been granted to employees and directors with an exercise price equal to no less than the fair value of the shares at the date of grant. The fair value of each SAR is estimated on the date of grant using the Black-Scholes valuation model and based on a number of assumptions including expected term, volatility and interest rates. Because Vought does not have publicly traded equity or reliable historical data to estimate the expected term of the SARs, Vought used a temporary “simplified method” to estimate its expected term. Based on the guidance of the Compensation—Stock Compensation topic of the ASC, expected volatility was derived from an index of historical volatilities from several companies that conduct business in the aerospace industry. The risk free interest rate is based on the U.S. treasury yield curve on the date of grant for the expected term of the option.

The ranges of assumptions used in Vought’s calculations of fair value during 2009 and 2007 were as follows:

	2009	2007
Expected dividend yield	0%	0%
Risk free interest rate	2.6%	4.7% - 5.0%
Expected life of options	5.63 years	6.12 years
Expected volatility	81.4%	53.5%

No SARs were granted during 2008.

The fair value of the SARs granted is amortized to expense using a graded method over the vesting period. Vought’s estimated forfeiture rate was 11% as of January 1, 2007 but was adjusted to 26% during the third quarter of 2007. This rate was adjusted to 22% in the second quarter of 2009 and has remained unchanged since then. These changes in the estimated forfeiture rate resulted in a $0.6 million reduction of stock compensation expense in 2007 and a $0.3 million increase to stock compensation expense in 2009. As some grants became fully vested in 2009, Vought changed the estimated forfeiture rate to the actual forfeiture rates and recorded $0.1 million additional stock compensation expense. As of December 31, 2009, Vought has $0.6 million of unrecognized compensation cost related to the nonvested SARs to be amortized over the remaining vesting period.

Restricted Stock Units (“RSUs”)

The value of each RSU awarded is based on the estimated fair value of Vought’s common stock on the date of issuance in accordance with the Compensation—Stock Compensation topic of the ASC. Because Vought does not have publicly traded equity, it uses an independent third party valuation firm to compute the fair market value of its common stock. Vought’s estimated forfeiture rate was 11% as of January 1, 2007 but was adjusted to 26% during the third quarter of 2007. This rate was adjusted to 22% in the second quarter of 2009 and has remained unchanged since then. These changes in the estimated forfeiture rate resulted in a $0.6 million reduction of stock compensation expense in 2007 and a $0.3 million increase to stock compensation expense in 2009. As some grants became fully vested in 2009, Vought changed the estimated forfeiture rate to the actual forfeiture rates and recorded $0.1 million additional stock compensation expense. No forfeiture rate was used in Vought’s calculation of the grants to the CEO and CFO that vest upon the first occurrence of a change in control or a date specified in the agreement, due to its assumption that they will remain employed until the vesting of

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

17. STOCK COMPENSATION EXPENSE (Continued)

these awards. As of December 31, 2009, Vought had $0.8 million of unrecognized compensation cost related to all nonvested RSUs to be amortized over the remaining vesting period.

Restricted Shares

The restricted shares granted during 2009, 2008 and 2007 completely vested during the year. Those shares were valued at the fair value of Vought’s common stock at the date of issuance.

18. ENVIRONMENTAL CONTINGENCIES

Vought accrues environmental liabilities when it determines it is responsible for remediation costs and such amounts are reasonably estimable. When only a range of amounts is established and no amount within the range is more probable than another, the minimum amount in the range is recorded in other current and non-current liabilities.

The acquisition agreement between Northrop Grumman Corporation and Vought transferred certain pre-existing (as of July 24, 2000) environmental liabilities to Vought. Vought is liable for the first $7.5 million and 20% of the amount between $7.5 million and $30 million for environmental costs incurred relating to pre-existing matters as of July 24, 2000. Pre-existing environmental liabilities at the formerly Northrop Grumman Corporation sites exceeding Vought’s $12 million liability limit remain the responsibility of Northrop Grumman Corporation under the terms of the acquisition agreement, to the extent they are identified within 10 years from the acquisition date. Thereafter, to the extent environmental remediation is required for hazardous materials including asbestos, urea formaldehyde foam insulation or lead-based paints, used as construction materials in, on, or otherwise affixed to structures or improvements on property acquired from Northrop Grumman Corporation, Vought would be responsible. Vought has no material outstanding or unasserted asbestos, urea formaldehyde foam insulation or lead-based paints liabilities including on property acquired from Northrop Grumman Corporation.

Vought has an accrual of $2.4 million and $3.2 million for environmental costs at December 31, 2009 and 2008, respectively.

The following is a roll-forward of amounts accrued for environmental liabilities:

Environmental Liability
(in millions)
Balance at January 1, 2008	$3.8
Environmental costs incurred	(0.6)
Balance at December 31, 2008	3.2
Environmental costs incurred	(0.8)
Balance at December 31, 2009	$2.4
Consolidated Balance Sheet classification
Accrued and other liabilities	0.7
Other non-current liabilities	1.7

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

19. RISK CONCENTRATIONS

Financial instruments that potentially subject Vought to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

Vought maintains cash and cash equivalents with various financial institutions. Vought performs periodic evaluations of the relative credit standing of those financial institutions that are considered in Vought’s banking relationships. Vought has not experienced any losses in such accounts and it believes it is not exposed to any significant credit risk on cash and cash equivalents.

The following table lists the revenue and trade and other receivables balances at the year end December 31, from Vought’s three largest customers:

	Revenue
	2009	2008	2007
	($ in millions)
Airbus	$163.4	$222.3	$206.2
Boeing	1,188.8	976.4	919.0
Gulfstream	244.0	275.7	259.1

	Trade and Other Receivables
	2009	2008	2007
	($ in millions)
Airbus	$3.0	$5.6	$5.3
Boeing	83.5	86.2	36.5
Gulfstream	15.2	22.8	18.3

Vought’s risk related to pension and OPEB projected obligations, $2,360.6 million as of December 31, 2009, is also significant. This amount is currently in excess of Vought’s plan assets of $1,342.6 million and Vought’s total assets of $1,510.9 million. Vought’s benefit plan assets are invested in a diversified portfolio of investments in both the equity and debt categories, as well as limited investments in real estate and other alternative investments. The current market value of all of these investment categories may be adversely affected by external events and the movements and volatility in the financial markets including such events as the current credit and real estate market conditions. Declines in the market values of Vought’s plan assets could expose Vought’s total asset balance to significant risk which may cause an increase to future funding requirements.

Some raw materials and operating supplies are subject to price and supply fluctuations caused by market dynamics. Vought’s strategic sourcing initiatives seek to find ways of mitigating the inflationary pressures of the marketplace. In recent years, these inflationary pressures have affected the market for raw materials. However, Vought believes that raw material prices will remain stable through the remainder of 2010 and after that, experience increases that are in line with inflation. Additionally, Vought generally does not employ forward contracts or other financial instruments to hedge commodity price risk.

Vought’s suppliers’ failure to provide acceptable raw materials, components, kits and subassemblies would adversely affect its production schedules and contract profitability. Vought maintains an extensive qualification and performance surveillance system to control risk associated with such supply base reliance. Vought is dependent on third parties for all information technology services. To a lesser

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

19. RISK CONCENTRATIONS (Continued)

extent, Vought also is exposed to fluctuations in the prices of certain utilities and services, such as electricity, natural gas, chemical processing and freight. Vought utilizes a range of long-term agreements and strategic aggregated sourcing to optimize procurement expense and supply risk in these categories.

As of December 31, 2009, approximately 47% of Vought’s employees are represented by various labor unions. The collective bargaining agreements for the following groups of represented employees expire during the fiscal year ending December 31, 2010:

•                  Local 848 of the United Automobile, Aerospace and Agricultural Implement Workers of America represents approximately 2,100 of the employees located in Dallas and Grand Prairie, Texas. This union contract, which covers the majority of Vought’s production and maintenance employees at its Dallas and Grand Prairie, Texas facilities, is in effect through October 3, 2010.

•                  Local 220 of the International Brotherhood of Electrical Workers represents 40 employees located in Dallas, Texas. This union contract is in effect through May 3, 2010.

20. RELATED PARTY TRANSACTIONS

A management agreement between Vought and its principal stockholder, The Carlyle Group, requires Vought to pay an annual fee of $2.0 million for various management services. Vought incurred fees and reimbursable expenses of $2.0 million in 2009 and 2008 and $2.1 million in 2007. The Carlyle Group also serves, in return for additional fees, as Vought’s financial advisor for mergers, acquisitions, dispositions and other strategic and financial activities. In connection with the sale of the Charleston 787 business (discussed in Note 3—Discontinued Operations), Vought has paid approximately $3.0 million to The Carlyle Group during the year ended December 31, 2009.

Since 2002, Vought has had an ongoing commercial relationship with Wesco Aircraft Hardware Corp. (“Wesco”), a distributor of aerospace hardware and provider of inventory management services. Wesco currently provides aerospace hardware to Vought pursuant to long-term contracts. On September 29, 2006, The Carlyle Group acquired a majority stake in Wesco, and as a result, Vought is both now under common control of The Carlyle Group through its affiliated funds. In addition, four of Vought’s directors, Messrs. Squier, Clare, Palmer and Jumper, also serve on the board of directors of Wesco. The Carlyle Group may indirectly benefit from their economic interest in Wesco from its contractual relationships with Vought. The total amount paid to Wesco pursuant to Vought’s contracts with Wesco for the years ended December 31, 2009, 2008 and 2007 was approximately $24.3 million, $26.8 million and $16.9 million, respectively. Vought’s accounts payable balance due to Wesco as of December 31, 2009 and 2008 was $2.3 million and $0.1 million, respectively.

In connection with the sale of the Charleston 787 business (discussed in Note 3—Discontinued Operations), two of Vought’s agreements with Wesco were assigned to a subsidiary of Boeing. Approximately $3.2 million and $4.3 million was paid by Vought to Wesco under those agreements for the years ended December 31, 2009 and 2008, respectively.

Vought also has an ongoing commercial relationship with Gardner Group Ltd (“Gardner Group”), a supplier of metallic aerostructure details, equipment and engine components to the global aviation industry. Gardner Group currently provides aerospace parts to Vought. The most recent agreement with the Gardner Group was entered into on November 5, 2007. On November 3, 2008, The Carlyle Group acquired a majority equity interest in the Gardner Group, and as a result, the Gardner Group

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

20. RELATED PARTY TRANSACTIONS (Continued)

and Vought were both under common control of The Carlyle Group through its affiliated funds during 2008 and 2009. The Carlyle Group may indirectly benefit from their economic interest in Gardner Group from its contractual relationships with Vought. The total amount paid to Gardner Group pursuant to Vought’s contracts with Gardner Group for the years ended December 31, 2009 and 2008 was $1.4 million and $1.9 million, respectively. Vought’s accounts payable balance due to Gardner Group as of December 31, 2009 and 2008 was $0.1 million.

Upon the retirement in the first quarter of 2006 of Tom Risley (“Mr. Risley”), Vought’s former Chief Executive Officer, Vought entered into a consulting agreement with Mr. Risley for a minimum fee of $36,000 plus expenses, with a total payout plus expenses not to exceed $200,000. The total fees and expenses incurred under that agreement were $43,800 through the expiration of the agreement on February 28, 2007.

21. OTHER COMMITMENTS AND OTHER CONTINGENCIES

From time to time, Vought is involved in various legal proceedings arising out of the ordinary course of business. None of the matters in which it is currently involved, either individually, or in the aggregate, is expected to have a material adverse effect on its business or financial condition, results of operations or cash flows.

22. GUARANTOR SUBSIDIARIES

The 8% Senior Notes due 2011 are fully and unconditionally and jointly and severally guaranteed, on a senior unsecured basis, by Vought’s wholly owned “100% owned” subsidiaries. In accordance with

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

criteria established under Rule 3-10(f) of Regulation S-X under the Securities Act, summarized financial information of Vought and its subsidiary is presented below:

Vought Aircraft Industries, Inc.

Consolidating Balance Sheet

December 31, 2009

(dollars in millions, except par value per share)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$115.2	$0.8	$—	$116.0
Restricted cash	43.8	—	—	43.8
Trade and other receivables	120.9	7.0	—	127.9
Intercompany receivable	15.7	8.2	(23.9)	—
Inventories	497.9	13.4	—	511.3
Other current assets	7.9	0.6	—	8.5
Total current assets	801.4	30.0	(23.9)	807.5
Property, plant and equipment, net	267.5	8.4	—	275.9
Goodwill	341.1	63.7	—	404.8
Identifiable intangible assets, net	20.4	—	—	20.4
Other non-current assets	1.3	—	—	1.3
Investment in affiliated company	79.9	—	(79.9)	—
Total assets	$1,511.6	$102.1	$(103.8)	$1,509.9
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$137.3	$3.6	$—	$140.9
Intercompany payable	8.2	15.7	(23.9)	—
Accrued and other liabilities	66.8	1.5	—	68.3
Accrued payroll and employee benefits	45.5	1.4	—	46.9
Accrued post-retirement benefits—current	37.4	—	—	37.4
Accrued pension—current	3.5	—	—	3.5
Current portion of long-term bank debt	319.8	—	—	319.8
Accrued contract liabilities	74.2	—	—	74.2
Total current liabilities	692.7	22.2	(23.9)	691.0
Long-term liabilities:
Accrued post-retirement benefits	364.9	—	—	364.9
Accrued pension	612.2	—	—	612.2
Long-term bond debt	270.0	—	—	270.0
Other non-current liabilities	75.3	—	—	75.3
Total liabilities	2,015.1	22.2	(23.9)	2,013.4
Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,818,806 issued and outstanding at December 31, 2009	0.3	—	—	0.3
Additional paid-in capital	422.8	80.3	(80.3)	422.8
Shares held in rabbi trust	(1.6)	—	—	(1.6)
Accumulated deficit	(173.0)	(0.4)	0.4	(173.0)
Accumulated other comprehensive loss	(752.0)	—	—	(752.0)
Total stockholders’ equity (deficit)	$(503.5)	$79.9	$(79.9)	$(503.5)
Total liabilities and stockholders’ equity (deficit)	$1,511.6	$102.1	$(103.8)	$1,509.9

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.

Consolidating Balance Sheet

December 31, 2008

($ in millions, except share amounts) (unaudited)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$86.6	$0.1	$—	$86.7
Trade and other receivables	131.1	7.4	—	138.5
Intercompany receivable	21.1	8.3	(29.4)	—
Inventories	297.7	14.1	—	311.8
Assets related to discontinued operations	460.7			460.7
Other current assets	8.7	0.5	—	9.2
Total current assets	1,005.9	30.4	(29.4)	1,006.9
Property, plant and equipment, net	271.2	8.0	—	279.2
Goodwill	341.1	63.7	—	404.8
Identifiable intangible assets, net	27.2	—	—	27.2
Other non-current assets	8.4	1.1	—	9.5
Investment in affiliated company	76.4	—	(76.4)	—
Total assets	$1,730.2	$103.2	$(105.8)	$1,727.6
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$144.5	$4.0	$—	$148.5
Intercompany payable	8.3	21.1	(29.4)	—
Accrued and other liabilities	57.4	0.1	—	57.5
Accrued payroll and employee benefits	46.5	1.6	—	48.1
Accrued post-retirement benefits—current	42.0	—	—	42.0
Accrued pension—current	0.3	—	—	0.3
Current portion of long-term bank debt	5.9	—	—	5.9
Liabilities related to discontinued operations	156.7			156.7
Accrued contract liabilities	141.1	—	—	141.1
Total current liabilities	602.7	26.8	(29.4)	600.1
Long-term liabilities:
Accrued post-retirement benefits	405.3	—	—	405.3
Accrued pension	710.7	—	—	710.7
Long-term bank debt, net of current portion	594.0	—	—	594.0
Long-term bond debt	270.0	—	—	270.0
Other non-current liabilities	81.6	—	—	81.6
Total liabilities	2,664.3	26.8	(29.4)	2,661.7
Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,798,382 issued and outstanding at December 31, 2008	0.3	—	—	0.3
Additional paid-in capital	420.5	80.3	(80.3)	420.5
Shares held in rabbi trust	(1.6)	—	—	(1.6)
Accumulated deficit	(501.3)	(3.9)	3.9	(501.3)
Accumulated other comprehensive loss	(852.0)	—	—	(852.0)
Total stockholders’ equity (deficit)	$(934.1)	$76.4	$(76.4)	$(934.1)
Total liabilities and stockholders’ equity (deficit)	$1,730.2	$103.2	$(105.8)	$1,727.6

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.

Consolidating Statement of Operations

Year Ended December 31, 2009

(in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Totals
Revenue	$1,816.6	$74.7	$(13.5)	$1,877.8
Costs and expenses
Cost of sales	1,542.5	65.8	(13.5)	1,594.8
Selling, general and administrative expenses	117.2	5.4	—	122.6
Total costs and expenses	1,659.7	71.2	(13.5)	1,717.4
Operating income	156.9	3.5	—	160.4
Other income (expense)
Interest income	0.7	—	—	0.7
Other income	1.3	—	—	1.3
Equity in loss of joint venture	—	—	—	—
Interest expense	(57.0)	—	—	(57.0)
Equity in income (loss) of consolidated subsidiaries	3.5	—	(3.5)	—
Income (loss) before income taxes	105.4	3.5	(3.5)	105.4
Income tax expense	(9.3)	—	—	(9.3)
Income from continuing operations	114.7	3.5	(3.5)	114.7
Income (loss) from discontinued operations, net of tax	213.6	—	—	213.6
Net income (loss)	$328.3	$3.5	$(3.5)	$328.3

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.

Consolidating Statement of Operations

Year Ended December 31, 2008

(in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Totals
Revenue	$1,724.2	$72.0	$(21.2)	$1,775.0
Costs and expenses
Cost of sales	1,451.7	62.4	(21.2)	1,492.9
Selling, general and administrative expenses	129.6	5.7	—	135.3
Total costs and expenses	1,581.3	68.1	(21.2)	1,628.2
Operating income	142.9	3.9	—	146.8
Other income (expense)
Interest income	4.4	—	—	4.4
Other income	48.7	—	—	48.7
Equity in loss of joint venture	(0.6)	—	—	(0.6)
Interest expense	(67.2)	—	—	(67.2)
Equity in income (loss) of consolidated subsidiaries	3.9	—	(3.9)	—
Income (loss) before income taxes	132.1	3.9	(3.9)	132.1
Income tax expense	0.2	—	—	0.2
Income from continuing operations	$131.9	$3.9	$(3.9)	$131.9
Income (loss) from discontinued operations, net of tax	(38.2)	—	—	(38.2)
Net income (loss)	$93.7	$3.9	$(3.9)	$93.7

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.

Consolidating Statement of Operations

Year Ended December 31, 2007

(in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Totals
Revenue	$1,564.7	$61.6	$(13.2)	$1,613.1
Costs and expenses
Cost of sales	1,239.9	58.1	(13.2)	1,284.8
Selling, general and administrative expenses	128.3	5.0	—	133.3
Total costs and expenses	1,368.2	63.1	(13.2)	1,418.1
Operating income (loss)	196.5	(1.5)	—	195.0
Other income (expense)
Interest income	3.6	—	—	3.6
Other loss	—	(0.1)	—	(0.1)
Equity in loss of joint venture	(4.0)	—		(4.0)
Interest expense	(62.6)	—	—	(62.6)
Equity in income (loss) of consolidated subsidiaries	(1.6)	—	1.6	—
Income (loss) before income taxes	131.9	(1.6)	1.6	131.9
Income tax expense	0.1	—	—	0.1
Net income (loss)	$131.8	$(1.6)	$1.6	$131.8
Income (loss) from discontinued operations, net of tax	(85.5)	—	—	(85.5)
Net income (loss)	$46.3	$(1.6)	$1.6	$46.3

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.

Consolidating Cash Flow Statement

Year Ended December 31, 2009

($ in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Total
Operating activities
Net income (loss)	$328.3	$3.5	$(3.5)	$328.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	66.4	1.7	—	68.1
Stock compensation expense	2.5	—	—	2.5
(Gain) loss from asset disposals	41.2	—	—	41.2
Income from investments in consolidated subsidiaries	(3.5)	—	3.5	—
Changes in current assets and liabilities:
Trade and other receivables	0.6	0.4	—	1.0
Intercompany accounts receivable	5.4	0.1	(5.5)	—
Inventories	(201.1)	0.7	—	(200.4)
Other current assets	(3.1)	(0.1)	—	(3.2)
Accounts payable, trade	(13.5)	(0.4)	—	(13.9)
Intercompany accounts payable	(0.1)	(5.4)	5.5	—
Accrued payroll and employee benefits	(0.4)	(0.2)	—	(0.6)
Accrued and other liabilities	7.4	1.4	—	8.8
Accrued contract liabilities	(79.5)	—	—	(79.5)
Other assets and liabilities—long-term	(41.6)	1.1	—	(40.5)
Net cash provided by (used in) operating activities	109.0	2.8	—	111.8
Investing activities
Capital expenditures	(39.9)	(2.1)	—	(42.0)
Proceeds from sale of business	289.2	—	—	289.2
Net cash provided by (used in) investing activities	249.3	(2.1)	—	247.2
Financing activities
Proceeds from short-term bank debt	135.0	—	—	135.0
Payments on short-term bank debt	(135.0)	—	—	(135.0)
Proceeds from Incremental Facility	75.0	—	—	75.0
Payments on long-term bank debt	(360.9)	—	—	(360.9)
Changes in restricted cash	(43.8)	—	—	(43.8)
Net cash provided by (used in) financing activities	(329.7)	—	—	(329.7)
Net increase (decrease) in cash and cash equivalents	28.6	0.7	—	29.3
Cash and cash equivalents at beginning of period	86.6	0.1	—	86.7
Cash and cash equivalents at end of period	$115.2	$0.8	$—	$116.0

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.

Consolidating Cash Flow Statement

Year Ended December 31, 2008

($ in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Total
Operating activities
Net income (loss)	$93.7	$3.9	$(3.9)	$93.7
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	64.5	1.5	—	66.0
Stock compensation expense	1.1	—	—	1.1
Equity in losses of joint venture	0.6	—	—	0.6
Gain from asset disposals	(49.8)	—	—	(49.8)
Income from investments in consolidated subsidiaries	(3.9)	—	3.9	—
Changes in current assets and liabilities:
Trade and other receivables	(55.9)	(1.3)	—	(57.2)
Intercompany accounts receivable	3.0	(1.0)	(2.0)	—
Inventories	(83.3)	1.7	—	(81.6)
Other current assets	(2.8)	—	—	(2.8)
Accounts payable, trade	(1.3)	(0.4)	—	(1.7)
Intercompany accounts payable	1.0	(3.0)	2.0	—
Accrued payroll and employee benefits	(0.1)	0.6	—	0.5
Accrued and other liabilities	(14.0)	(0.1)	—	(14.1)
Accrued contract liabilities	(29.0)	—	—	(29.0)
Other assets and liabilities—long-term	(79.1)	(1.1)	—	(80.2)
Net cash provided by (used in) operating activities	(155.3)	0.8	—	(154.5)
Investing activities
Capital expenditures	(68.1)	(1.2)	—	(69.3)
Proceeds from sale of joint venture	55.1	—	—	55.1
Net cash provided by (used in) investing activities	(13.0)	(1.2)	—	(14.2)
Financing activities
Proceeds from short-term bank debt	153.0	—	—	153.0
Payments on short-term bank debt	(153.0)	—	—	(153.0)
Proceeds from Incremental Facility	184.6	—	—	184.6
Payments on long-term bank debt	(4.9)	—	—	(4.9)
Proceeds from sale of common stock	0.1	—	—	0.1
Net cash provided by (used in) financing activities	179.8	—	—	179.8
Net increase (decrease) in cash and cash equivalents	11.5	(0.4)	—	11.1
Cash and cash equivalents at beginning of period	75.1	0.5	—	75.6
Cash and cash equivalents at end of period	$86.6	$0.1	$—	$86.7

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.

Consolidating Cash Flow Statement

Year Ended December 31, 2007

($ in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Total
Operating activities
Net income (loss)	$46.3	$(1.6)	$1.6	$46.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	62.0	1.7	—	63.7
Stock compensation expense	5.2	—	—	5.2
Equity in losses of joint venture	4.0	—	—	4.0
Loss from asset sales	1.8	0.1	—	1.9
Income from investments in consolidated subsidiaries	1.6	—	(1.6)	—
Changes in current assets and liabilities:
Trade and other receivables	2.8	(2.1)	—	0.7
Intercompany accounts receivable	(6.0)	(1.1)	7.1	—
Inventories	(22.5)	(2.5)	—	(25.0)
Other current assets	(2.1)	(0.1)	—	(2.2)
Accounts payable, trade	59.6	0.7	—	60.3
Intercompany accounts payable	1.1	6.0	(7.1)	—
Accrued payroll and employee benefits	0.7	0.1	—	0.8
Accrued and other liabilities	(26.5)	(0.4)	—	(26.9)
Intercompany transactions	(1.0)	1.0	—	—
Accrued contract liabilities	(103.3)	—	—	(103.3)
Other assets and liabilities—long-term	8.6	0.1	—	8.7
Net cash provided by operating activities	32.3	1.9	—	34.2
Investing activities
Capital expenditures	(56.1)	(1.3)	—	(57.4)
Proceeds from sale of assets	24.3	—	—	24.3
Investment in joint venture	(16.5)	—	—	(16.5)
Net cash used in investing activities	(48.3)	(1.3)	—	(49.6)
Financing activities
Proceeds from short-term bank debt	20.0	—	—	20.0
Payments on short-term bank debt	(20.0)	—	—	(20.0)
Payments on long-term bank debt	(4.0)	—	—	(4.0)
Payments on capital leases	(0.3)	(1.0)	—	(1.3)
Proceeds from governmental grants	2.1	—	—	2.1
Proceeds from repayment of stockholder loans	0.8	—	—	0.8
Net cash used in financing activities	(1.4)	(1.0)	—	(2.4)
Net decrease in cash and cash equivalents	(17.4)	(0.4)	—	(17.8)
Cash and cash equivalents at beginning of period	92.5	0.9	—	93.4
Cash and cash equivalents at end of period	$75.1	$0.5	$—	$75.6

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

23. QUARTERLY FINANCIAL INFORMATION, UNAUDITED ($ IN MILLIONS)

	Quarter ended
2009	December 31, 2009	September 27, 2009	June 28, 2009	March 29, 2009
Revenues	$555.5	$446.7	$485.3	$390.3
Operating income (loss)	48.8	40.5	34.1	37.0
Income (loss) from continuing operations	47.9	19.2	25.4	22.2
Income (loss) from discontinued operations	(0.2)	219.4	(1.3)	(4.3)
Net income (loss)	$47.7	$238.6	$24.1	$17.9

	Quarter ended
2008	December 31, 2008	September 28, 2008	June 29, 2008	March 30, 2008
Revenues	$413.0	$477.3	$468.2	$416.5
Operating income (loss)	(6.5)	41.8	51.7	59.8
Income (loss) from continuing operations	(22.0)	27.1	83.1	43.7
Income (loss) from discontinued operations	(7.9)	(11.5)	(3.8)	(15.0)
Net income (loss)	$(29.9)	$15.6	$79.3	$28.7

The information presented in the table above has been adjusted to reflect the sale of Vought’s 787 operations. The sale of Vought’s 787 operations was recorded during the three month period ended September 27, 2009 and as a result the information presented in the table above for that period is consistent with the information presented in Vought’s quarterly report on Form 10-Q. However, the table below displays the presentation changes that were made to reflect the sale of Vought’s 787 operations for all periods prior to the quarter ended September 27, 2009.

	Quarter ended
2009	December 31, 2009	September 27, 2009	June 28, 2009	March 29, 2009
Revenues	$—	$—	$6.2	$12.3
Operating income (loss)	—	—	(1.3)	(4.3)
Income (loss) from continuing operations	—	—	1.3	4.3
Income (loss) from discontinued operations	—	—	(1.3)	(4.3)
Net income (loss)	$—	$—	$—	$—

	Quarter ended
2008	December 31, 2008	September 28, 2008	June 29, 2008	March 30, 2008
Revenues	$0.2	$—	$12.5	$8.9
Operating income (loss)	(7.9)	(11.5)	(3.8)	(15.0)
Income (loss) from continuing operations	7.9	11.5	3.8	15.0
Income (loss) from discontinued operations	(7.9)	(11.5)	(3.8)	(15.0)
Net income (loss)	$—	$—	$—	$—

It is Vought’s practice to close its books and records based on a thirteen-week quarter, which can lead to different period end dates for comparative purposes. The interim financial information included above is labeled based on that convention. This practice only affects interim periods, as Vought’s fiscal years end on December 31.